Exhibit 10.4

EXECUTION VERSION

[***] Certain confidential information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

USD108,000,000

GUARANTEE FACILITY AGREEMENT

dated 2 June 2014

for

UTAC MANUFACTURING SERVICES LIMITED

arranged by

SUMITOMO MITSUI BANKING CORPORATION

acting as Mandated Lead Arranger

with

SUMITOMO MITSUI BANKING CORPORATION

acting as Agent, Security Agent and Issuing Bank

Ref: L-220401

Linklaters Singapore Pte. Ltd.

CONTENTS

CLAUSE		PAGE

SECTION 1
INTERPRETATION
1.	Definitions and Interpretation	1
SECTION 2
THE FACILITY
2.	The Facility	39
3.	Purpose	40
4.	Conditions of Utilisation	40
SECTION 3
UTILISATION
5.	Utilisation	41
6.	Bank Guarantee	42
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	Repayment	45
8.	Illegality, Voluntary Prepayment and Cancellation	45
9.	Mandatory Prepayment and Cancellation	48
10.	Restrictions	51
SECTION 5
COSTS OF UTILISATION
11.	Default Interest	52
12.	Changes to the Calculation of Interest	52
13.	Fees	53
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
14.	Tax Gross Up and Indemnities	55
15.	Increased Costs	58
16.	Other Indemnities	59
17.	Mitigation by the Lenders	61
18.	Costs and Expenses	61
SECTION 7
GUARANTEE
19.	Guarantee and Indemnity	63
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
20.	Representations	67
21.	Information Undertakings	75
22.	Financial Covenants	81
23.	General Undertakings	86
24.	Events of Default	99
SECTION 9
CHANGES TO PARTIES
25.	Changes to the Lenders	105
26.	Changes to the Obligors	108

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SECTION 10
THE FINANCE PARTIES
27.	Role of the Agent, the Arranger, the Security Agent, the Issuing Bank and Others	109
28.	The Security Agent	118
29.	Change of Security Agent and Delegation	125
30.	Application of Proceeds	126
31.	Conduct of Business by the Finance Parties	128
32.	Sharing among the Finance Parties	128
SECTION 11
ADMINISTRATION
33.	Payment Mechanics	130
34.	Set-Off	133
35.	Notices	133
36.	Calculations and Certificates	135
37.	Partial Invalidity	136
38.	Remedies and Waivers	136
39.	Amendments and Waivers	136
40.	Confidentiality	141
41.	Counterparts	143
42.	Exceptions to the Application of the Bank Transaction Agreement	143
SECTION 12
GOVERNING LAW AND ENFORCEMENT
43.	Governing Law	144
44.	Enforcement	144
45.	Arbitration	145
SECTION 13
DISAPPLICATION
46.	Disapplication	146
47.	Malaysian stamp duty declaraton	146
SECTION 14
CASH COVER
48.	Cash Cover	147

THE SCHEDULES

ii

THIS AGREEMENT is dated      June 2014 and made between:

(1)	UTAC MANUFACTURING SERVICES PTE. LTD. (“HoldCo2”);

(2)	UTAC MANUFACTURING SERVICES LIMITED, a company incorporated under the laws of Hong Kong with company number 2032537 and whose registered address is 18th Floor, United Centre, 95 Queensway, Hong Kong (the “Company”);

(3)	UTAC MANUFACTURING SERVICES HOLDINGS PTE. LTD. and UTAC MANUFACTURING SERVICES PTE. LTD. as original guarantors (the “Original Guarantors”);

(4)	SUMITOMO MITSUI BANKING CORPORATION as mandated lead arranger (the “Arranger”);

(5)	THE FINANCIAL INSTITUTION listed in Schedule 1 (The Original Lender) as lender (the “Original Lender”);

(6)	SUMITOMO MITSUI BANKING CORPORATION as agent of the other Finance Parties (the “Agent”);

(7)	SUMITOMO MITSUI BANKING CORPORATION as security agent for the Secured Parties (the “Security Agent”); and

(8)	SUMITOMO MITSUI BANKING CORPORATION as issuing bank (the “Issuing Bank”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit- enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	any other bank or financial institution approved by the Agent; or

(c)	the Issuing Bank.

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

“Accountants’ Report” means the report by PricewaterhouseCoopers LLP relating to each Target.

“Accounting Principles” means IFRS.

“Acquisition” means the acquisition by the Company of the Target Shares on the terms of the Acquisition Documents.

“Acquisition Agreement” means the share purchase agreement dated 4 February 2014 relating to the sale and purchase of the Target Shares and made between the Company and the Beneficiary and as amended by an amendment letter dated 2 June 2014.

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group in connection with the Acquisition or the Transaction Documents.

“Acquisition Documents” means:

(a)	the Acquisition Agreement;

(b)	the Indonesian law notarial transfer deed made between Panasonic Asia Pacific Pte. Ltd., Panasonic Holding (Netherlands) B.V. and the Company; and

(c)	any other document designated as an “Acquisition Document” by the Agent and the Company.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Additional Secured Notes” means the USD502,257,000 in aggregate principal amount of 10.0% Senior Secured Notes due 2019 and issued by GATE.

“Administrative Party” means each of the Agent, the Arranger, the Security Agent and the Issuing Bank.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Security Principles” means the principles set out in Schedule 9 (Agreed Security Principles).

“Alleged Default” means the alleged default in relation to the issuance of the Additional Secured Notes referred to in GATE’s announcement to the SGX dated 11 November 2013.

“Annual Financial Statements” has the meaning given to that term in Clause 21 (Information Undertakings).

“Anti-Social Conduct” means:

(a)	a demand accompanied by use or threat of violence;

(b)	an unreasonable demand beyond legal responsibility;

(c)	an action with the use of intimidating words or actions in relation to transactions;

(d)	an action to defame the reputation of any Finance Party or interference with the business of any Finance Party by spreading rumours, using fraudulent means or resorting to force; or

(e)	other actions similar to any of the foregoing.

“Anti-Social Group” means:

(a)	an organised crime group (bouryoku dan);

(b)	a member of an organised crime group (bouryoku danin);

(c)	a person for whom five years has not elapsed since said person has ceased to be a member of an organised crime group (bouryoku danin);

(d)	an associate member of an organised crime group (bouryoku dan jun kouseiin);

(e)	a company or association related to an organised crime group (bouryoku dan kankei kigyou);

(f)	a racketeer (soukai ya tou) or blackmailer adopting the slogans of a social movement (shakai undou tou hyoubou goro), or a member of another similar special intellectual violence group; or

(g)	a member of another social force similar to the foregoing.

“Anti-Social Relationship” means a relationship in which:

(a)	an Anti-Social Group controls the management of an Obligor or any member of the Group;

(b)	an Anti-Social Group is substantively involved in the management of an Obligor or any member of the Group;

(c)	an Obligor or any member of the Group unjustly uses an Anti-Social Group for the purpose of promoting an Obligor’s or any member of the Group’s own or a third party’s unjust interest or inflicting damage on a third party;

(d)	an Obligor or any member of the Group is involved in providing funds or facilities for an Anti- Social Group; or

(e)	a director of an Obligor or any member of the Group or any other person who is substantively involved in the management of an Obligor or any member of the Group has a socially objectionable relationship with an Anti-Social Group.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)	9 June 2014; and

(b)	the date on which the Acquisition Agreement ceases to be in full force and effect.

“Available Facility” means the aggregate of each Lender’s Commitment in respect of the Facility.

“B/G Proportion” means in relation to a Lender the proportion (expressed as a percentage) borne by that Lender’s Commitment to the Available Facility immediately prior to the issue of the Bank

Guarantee, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender and taking into account (other than in respect of Clause 13.5 (Bank Guarantee fee)) the provision of Individual Cash Cover.

“Bank Guarantee” means a bank guarantee substantially in the form set out in Schedule 8 (Form of the Bank Guarantee) issued in favour of the Beneficiary.

“Banking Act” means the Banking Act, Chapter 19 of Singapore.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group (for these purposes assuming completion of the Acquisition), prepared by HoldCo2.

“Beneficiary” means Panasonic Corporation, a company incorporated in Japan and having its registered office at 1006, Oaza Kadoma, Kadoma-shi, Osaka 571-8501, Japan.

“Borrowings” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Unpaid Sum to the last day of the applicable Term in respect of that Unpaid Sum, had the Unpaid Sum received been paid on the last day of that Term;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the Term.

“Budget” means:

(a)	in relation to the period ending on 31 December 2014, the Base Case Model; and

(b)	in relation to any other period, any budget delivered by HoldCo2 to the Agent in respect of that period pursuant to Clause 21.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday):

(a)	in relation to the first and last day of any Term and any other day for payment of any amount under a Finance Document or an Unpaid Sum which is denominated in US Dollars, on which banks are open for general business in New York City, Singapore, Hong Kong and Tokyo;

(b)	in relation to any day for payment of any other amount (not being an amount under a Finance Document denominated in US Dollars or an Unpaid Sum denominated in US Dollars), on which banks are open for general business in the principal financial centre of the jurisdiction(s) whose lawful currency the payment is to be made (provided that if there is more than one such principal financial centre, that principal financial centre shall be as designated by the Agent (acting reasonably)), Singapore, Hong Kong and Tokyo;

(c)	subject to paragraph (d) below, in relation to any other day, on which banks are open for general business in Singapore, Hong Kong and Tokyo; and

(d)	in relation to the Utilisation Date, on which banks are open for general business in Singapore and Tokyo.

“Calculation Date” means 15 March of each Project Year.

“Capex Limit” means:

(a)	for the period from the date of this Agreement to 31 December 2014, USD11,400,000; and

(b)	for each Financial Year thereafter, [***] per cent. of the amount of the Capital Expenditure set out in the Budget for that Financial Year.

“Capital Expenditure” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Cash” means, at any time, cash denominated in US Dollars, Japanese Yen, Malaysian Ringgit, Singapore Dollars, Hong Kong Dollars or Indonesian Rupiah in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable within 10 Business Days of demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever;

(c)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facility.

“Cash Equivalent Investments” means at any time:

(a)	securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(b)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than USD500,000,000 in the case of US banks and USD100,000,000 (or the US Dollar equivalent as of the date of determination) in the case of non-US banks;

(c)	repurchase obligations for underlying securities of the types described in paragraphs (a), (b) and (f) entered into with any financial institution meeting the qualifications specified in paragraph (b) above;

(d)

commercial paper rated at least P-1 by Moody’s Investors Service Limited or at least A-1 by Standard & Poor’s Rating Services and in each case maturing within 24 months after the date of creation thereof and Financial Indebtedness or preferred stock issued by persons with a rating of A or higher from Standard & Poor’s Rating Services or A2 or higher from Moody’s Investors Service Limited with maturities of 24 months or less from the date of acquisition;

(e)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s Investors Service Limited or Standard & Poor’s Rating Services, respectively (or, if at any time neither Moody’s Investors Service Limited nor Standard & Poor’s Rating Services shall be rating such obligations, an equivalent rating from another internationally recognised statistical rating agency selected by HoldCo2) and in each case maturing within 12 months after the date of creation or acquisition thereof;

(f)	readily marketable direct obligations issued by the government of the Republic of Singapore, the World Bank or the Asian Development Bank, in each case having an investment grade rating from either Moody’s Investors Service Limited or Standard & Poor’s Rating Services with maturities of 12 months or less from the date of acquisition;

(g)	investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by Standard & Poor’s Rating Services or Aaa3 (or the equivalent thereof) or better by Moody’s Investors Service Limited;

(h)	investment funds investing 95 per cent. of their assets in securities of the types described in paragraphs (a) to (g) above; or

(i)	any other debt security approved by the Majority Lenders,

in each case, to which a member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“Cashflow” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Change of Control” means:

(a)	prior to the occurrence of an IPO, the Investors do not or cease to:

(i)	own, directly or indirectly, at least 50.1 per cent. of all classes of the issued share capital of the Parent;

(ii)	have the power to appoint and remove a majority of the board of directors or other equivalent officers of the Parent; or

(iii)	have the power to give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; or

(b)	on and from the occurrence of an IPO, any person or group of persons acting in concert (other than the Investors) becomes the beneficial owner, directly or indirectly, of a majority in the aggregate of the shares of voting stock of the Parent (measured by voting power rather than number of shares); or

(c)	other than as a result of a GATE Group Restructuring, the Parent does not or ceases to:

(i)	own directly 100 per cent. of all classes of the issued share capital of HoldCo1;

(ii)	have the power to appoint and remove all of the board of directors or other equivalent officers of HoldCo1; or

(iii)	have the power to give directions with respect to the operating and financial policies of HoldCo1 with which the directors or other equivalent officers of HoldCo1 are obliged to comply; or

(d)	other than as a result of a GATE Group Restructuring, HoldCo1 does not or ceases to:

(i)	own directly 100 per cent. of all classes of the issued share capital of HoldCo2;

(ii)	have the power to appoint and remove all of the board of directors or other equivalent officers of HoldCo2; or

(iii)	have the power to give directions with respect to the operating and financial policies of HoldCo2 with which the directors or other equivalent officers of HoldCo2 are obliged to comply; or

(e)	HoldCo2 does not or ceases to:

(i)	own directly 100 per cent. of all classes of the issued share capital of the Company;

(ii)	have the power to appoint and remove all of the board of directors or other equivalent officers of the Company; or

(iii)	have the power to give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply; or

(f)	on and from the Closing Date, the Company does not or ceases to:

(i)	own directly 100 per cent. of all classes of the issued share capital of the Malaysia Target;

(ii)	own directly 99.98 per cent. of all classes of the issued share capital of the Indonesia Target;

(iii)	own directly 100 per cent. of all classes of the issued share capital of the Singapore Target;

(iv)	have the power to appoint and remove all of the board of directors or other equivalent officers of each Target; or

(v)	have the power to give directions with respect to the operating and financial policies of each Target with which the directors or other equivalent officers of the relevant Target are obliged to comply.

For the purposes of this definition, “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate.

“Charged Property” means all of the assets of the Obligors and the Parent which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Clean-Up Date” means the date falling 60 days (or, in respect of paragraph (e) of Clause 23.31 (Cash management), 30 days) after the Closing Date.

“Clean-Up Default” means an Event of Default referred to in Clause 24 (Events of Default) other than an Event of Default pursuant to Clause 24.1 (Non-payment), Clause 24.2 (Financial covenants and other obligations), Clause 24.6 (Insolvency), Clause 24.7 (Insolvency proceedings) or Clause 24.8 (Creditors’ process).

“Clean-Up Representation” means any of the representations and warranties under Clause 20 (Representations).

“Clean-Up Undertaking” means any of the undertakings specified in Clause 21 (Information Undertakings) and Clause 23 (General Undertakings) (other than Clause 23.32 (Further assurance) and Clause 23.33 (Conditions subsequent)).

“Closing Date” means the date on which Completion occurs.

“Code” means the US Internal Revenue Code of 1986.

“Collection Account” means the interest-bearing account of HoldCo2:

(a)	held in Singapore with the Issuing Bank, denominated in US Dollars and having account number [***];

(b)	identified as the “Collection Account”;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time).

“Commission” means [***] per cent. per annum.

“Commitment” means:

(a)	in relation to the Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lender) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Common Cash Cover” means HoldCo2 paying an amount in US Dollars into the Common Cash Cover Account.

“Common Cash Cover Account” means the interest-bearing account of HoldCo2:

(a)	held in Singapore with the Issuing Bank, denominated in US Dollars and having account number [***];

(b)	identified as the “Common Cash Cover Account”;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent; and

(d)	from which no withdrawals may be made by any member of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time).

“Completion” means the completion of the Acquisition in accordance with clause 5 (Completion) of the Acquisition Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, the Target Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	the Parent, any Obligor, any member of the Group, the Target Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the Target Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by the Parent, any Obligor, any member of the Group or the Target Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Parent, any Obligor, the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between HoldCo2 and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Demand” has the meaning given to it in the Bank Guarantee.

“Disposal” has the meaning given to that term in Clause 9.3 (Mandatory Prepayment – Disposal, Insurance, Acquisition and IPO Proceeds and Excess Cashflow).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems- related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Excess Cashflow” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Excluded Bilateral Facility Cash Collateral” means Security provided by a member of the Target Group over cash securing Financial Indebtedness permitted pursuant to paragraphs (d), (e) or (f) of the definition of Permitted Financial Indebtedness provided that the aggregate amount of cash subject to such Security is not more than USD5,000,000.

“Facility” means the bank guarantee facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means:

(a)	in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or the Issuing Bank to the Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code, any associated regulations and other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; and

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the government of the United States of America or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the United States of America), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type t hat can produce interest from sources within the United States of America), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from a ny FATCA Deduction.

“FATCA Protected Lender” means any Lender irrevocably designated as a “FATCA Protected Lender” by HoldCo2 by notice to that Lender and the Agent at least two weeks prior to the earliest FATCA Application Date for a payment by a Party to that Lender (or to the Agent or the Issuing Bank for the account of that Lender).

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Agent and the Company or the Security Agent and the Company or the Issuing Bank and the Company) setting out any of the fees referred to in Clause 13 (Fees).

“Finance Document” means this Agreement, any Accession Deed, any Compliance Certificate, any Fee Letter, the Subordination Agreement, any Transaction Security Document, any Utilisation Request, the Reports Proceeds Letter and any other document designated as a “Finance Document” by the Agent and HoldCo2.

“Finance Lease” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Finance Party” means an Administrative Party or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de -recognition under the Accounting Principles);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of th is definition or (ii) any liabilities of any member of the Group relating to any post -retirement benefit scheme;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the date six Months after the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Financial Quarter Date” means the last day of a Financial Quarter.

“Financial Year” means the period of 12 Months ending on:

(a)	31 March in any year; or

(b)	where adjusted in accordance with Clause 21.6 (Year-end), 31 December in any year.

“Funds Flow Statement” means a funds flow statement in agreed form.

“GATE” means Global A&T Electronics Ltd.

“GATE Group” means GATE and its Subsidiaries for the time being.

“GATE Group Transaction” means a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary between (i) any Obligor or any member of the Group and (ii) any member of the GATE Group.

“GATE Group Restructuring” means the transfer of the shares in HoldCo1 or HoldCo2 to a member of the GATE Group provided that all of the following conditions are satisfied:

(a)	there being no dispute relating to the financial indebtedness of any member of the GATE Group (including the Alleged Default having been resolved to the satisfaction of the Finance Parties);

(b)	the GATE Group having obtained such consents and approvals for such restructuring as may be necessary under its financing arrangements;

(c)	the Finance Parties being satisfied (acting reasonably) that such GATE Group Restructuring will not affect the ability of any Obligor or any member of the Group to perform its obligations under the Finance Documents, the Post-Completion Agreements or the Acquisition Documents; and

(d)	security arrangements and intercreditor arrangements being put in place with the creditors of the existing financing arrangements of the GATE Group in form and substance satisfactory to the Finance Parties.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial or quasi-judicial or administrative entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

“Group” means:

(a)	HoldCo2 and each of its Subsidiaries for the time being; and

(b)	each Target and each of their respective Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“HMT” means the Her Majesty’s Treasury of the United Kingdom.

“HoldCo1” means UTAC Manufacturing Services Holdings Pte. Ltd.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“ICC” means the Indonesian Civil Code.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Individual Cash Cover” means HoldCo2 paying an amount in US Dollars into an Individual Cash Cover Account pursuant to Clause 8.1 (Illegality in relation to Lender), Clause 8.4 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 8.5 (Mandatory repayment and cancellation of FATCA Protected Lenders).

“Individual Cash Cover Account” means the accounts of HoldCo2:

(a)	in to which only Individual Cash Cover may be deposited;

(b)	held in Singapore with the Issuing Bank and denominated in US Dollars;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent; and

(d)	from which no withdrawals may be made by any member of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time).

“Individual Cash Cover Lender” means the relevant Lender in respect of which Individual Cash Cover has been provided.

“Indonesian Share Pledge” means the Indonesian law governed pledge over the Indonesia Target Shares (other than up to 0.02 per cent. of all classes of the issued share capital of the Indonesia Target held by PT Karya Cemerlang Semanan or any other nominee of the Company).

“Indonesia Target” means PT. Panasonic Industrial Devices Indonesia, a company incorporated in Indonesia and having its registered office at Jl. Maligi 1 Lot A-4, Kawasan Industri KIIC, Sukaluyu, Teluk Jambe Timur, Karawang 41361, Jawa Barat.

“Indonesia Target Shares” means all of the shares in Indonesia Target.

“Information Package” means the Reports and the Base Case Model.

“Instalment Payment” means:

(a)	for the Project Year ending 31 March 2015, USD12,000,000;

(b)	for the Project Year ending 31 March 2016, USD24,000,000;

(c)	for the Project Year ending 31 March 2017, USD24,000,000;

(d)	for the Project Year ending 31 March 2018, USD24,000,000; and

(e)	for the Project Year ending 31 March 2019, USD24,000,000,

or such lesser amount for a Project Year as certified by the Company and the Beneficiary to the Agent in accordance with paragraph (l) of Clause 23.34 (Required ISRA Amount) in each case as being payable or guaranteed by the Company pursuant to, as applicable, the Acquisition Agreement and the PCA Guarantee Agreement.

“Insurance Summary” means the letters provided prior to the date of this Agreement by the insurers of each Target confirming the insurance policies of the relevant Target.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interpolated Screen Rate” means, in relation to LIBOR for any Unpaid Sum, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Term of that Unpaid Sum; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Term of that Unpaid Sum,

each as of 11:00 a.m. (London time) on the Quotation Day for the currency of that Unpaid Sum.

“Investment Grade Lender” means, in relation to a proposed New Lender, a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

“Investors” means:

(a)	Affinity Asia Pacific Fund III L.P.;

(b)	Affinity Asia Pacific Fund III (No. 2) L.P.;

(c)	Keystone Investment III L.P.;

(d)	Newbridge Asia Unicorn, L.P.; and

(e)	TPG Asia Unicorn, L.P.

“IPO” means the admission of any part of the share capital of the Parent or any Holding Company of the Parent (other than the Investors) on any stock exchange or market in any country.

“ISRA (Company)” means the interest-bearing account of the Company:

(a)	held in Singapore with the Issuing Bank, denominated in US Dollars and having account number [***];

(b)	identified as the “ISRA (Company)”;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time).

“ISRA (HoldCo2)” means the interest-bearing account of HoldCo2:

(a)	held in Singapore with the Issuing Bank, denominated in US Dollars and having account number [***];

(b)	identified as the “ISRA (HoldCo2)”;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time).

“JapanCo” means UTAC Japan Co., Ltd., a company incorporated under the laws of Japan and having its registered office at Tokyo Club Building 11th floor, 2-6, Kasumigaseki 3-chome, Chiyoda- ku, Tokyo, Japan.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Law No. 24” means Law of Indonesia No. 24 of 2009 regarding National Flag, Language, Emblem and Anthem.

“Legal Due Diligence Report” means:

(a)	the legal due diligence report prepared by Ali Budiardjo, Nugroho, Reksodiputro;

(b)	the legal due diligence report prepared by Allen & Gledhill LLP; and

(c)	the legal due diligence report entitled prepared by Rahmat Lim & Partners.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent), paragraph (a) of Clause 23.33 (Conditions subsequent) or Clause 26 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Unpaid Sum:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Term of that Unpaid Sum) the Interpolated Screen Rate for that Unpaid Sum; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Unpaid Sum; or

(ii)	no Screen Rate is available for the Term of that Unpaid Sum and it is not possible to calculate an Interpolated Screen Rate for that Unpaid Sum,

the Reference Bank Rate,

as of 11:00 a.m. (London time) on the Quotation Day for the currency of that Unpaid Sum and for a period equal in length to the Term of that Unpaid Sum and, if that rate is less than zero, LIBOR shall be deemed to be zero.

“LMA” means the Loan Market Association.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3 per cent. of the Total Commitments immediately prior to that reduction).

“Malaysian Share Charge” means the Malaysian law first ranking charge over the Malaysia Target Shares.

“Malaysia Target” means Panasonic Industrial Devices Semiconductor (M) Sdn. Bhd. (Company No. 205789-W) a company incorporated in Malaysia and having its registered office at Lot 26 & 27, Batu Berendam Free Trade Zone III, Batu Berendam, 75350, Melaka, Malaysia.

“Malaysia Target Shares” means all of the shares in Malaysia Target.

“Management Services Agreement” means the management services agreement entered or to be entered into between United Test and Assembly Center Ltd. and HoldCo2.

“Material Adverse Effect” means a material adverse effect on or a material adverse change in:

(a)	the financial condition, assets or business of any Obligor or the consolidated financial condition, assets of business of the Group or the Obligors, in each case, taken as a whole;

(b)	the ability of the Obligors (taken as a whole) to perform and comply with their obligations under any Finance Document;

(c)	the validity, legality or enforceability of any Finance Document;

(d)	the validity, legality or enforceability of any Transaction Security; or

(e)	the priority and ranking of any Transaction Security.

“Minimum Operating Accounts Amount” means USD28,000,000.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if a Term begins on the last Business Day of a calendar month, that Term shall end on the last Business Day in the calendar month in which that Term is to end.

The above rules will only apply to the last Month of any period.

“Monthly Payment” has the meaning given to it in Clause 23.34 (Required ISRA Amount).

“New Equity” means fully paid ordinary shares in HoldCo1, HoldCo2 or the Company which:

(a)	in the case of HoldCo1 are issued to the Parent;

(b)	in the case of the HoldCo2 are issued to HoldCo1; and

(c)	in the case of the Company are issued to HoldCo2,

in each case for cash after the Utilisation Date and which are subject to the same Security, if any, under the Security Documents as the relevant Obligor’s shares already in issue.

“New Lender” has the meaning given to that term in Clause 25 (Changes to the Lenders).

“Non-Consenting Lender” has the meaning given to that term in Clause 39.5 (Replacement of Lender).

“Obligor” means the Company or a Guarantor.

“Obligors’ Agent” means HoldCo2, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the US Department of Treasury.

“Operating Account” means the Operating Account (Company - HKD), the Operating Account (Company - USD), the Operating Account (HoldCo1 - SGD), the Operating Account (HoldCo1 – USD), the Operating Account (HoldCo2 - SGD), the Operating Account (HoldCo2 - USD), the Operating Account (Indonesia Target), the Operating Account (JapanCo), the Operating Account (Malaysia Target) and the Operating Account (Singapore Target).

“Operating Account (Company - HKD)” means an interest-bearing account of the Company:

(a)	held in Hong Kong with the Issuing Bank and denominated in Hong Kong Dollars;

(b)	identified as the “Operating Account (Company - HKD)”; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent,

(as the same may be redesignated, substituted or replaced from time to time).

“Operating Account (Company - USD)” means the interest-bearing account of the Company:

(a)	held in Singapore with the Issuing Bank, denominated in US Dollars and having account number [***];

(b)	identified as the “Operating Account (Company - USD)”; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent,

(as the same may be redesignated, substituted or replaced from time to time).

“Operating Account (HoldCo1 - SGD)” means the interest-bearing account of HoldCo1:

(a)	held in Singapore with the Issuing Bank, denominated in Singapore Dollars and having account number [***];

(b)	identified as the “Operating Account (HoldCo1 - SGD)”; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent,

(as the same may be redesignated, substituted or replaced from time to time).

“Operating Account (HoldCo1 - USD)” means the interest-bearing account of HoldCo1:

(a)	held in Singapore with the Issuing Bank, denominated in US Dollars and having account number [***];

(b)	identified as the “Operating Account (HoldCo1 - USD)”; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent,

(as the same may be redesignated, substituted or replaced from time to time).

“Operating Account (HoldCo2 - SGD)” means the interest-bearing account of HoldCo2:

(a)	held in Singapore with the Issuing Bank, denominated in Singapore Dollars and having account number [***];

(b)	identified as the “Operating Account (HoldCo2 - SGD)”; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent,

(as the same may be redesignated, substituted or replaced from time to time).

“Operating Account (HoldCo2 - USD)” means the interest-bearing account of HoldCo2:

(a)	held in Singapore with the Issuing Bank, denominated in US Dollars and having account number [***];

(b)	identified as the “Operating Account (HoldCo2 - USD)”; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent,

(as the same may be redesignated, substituted or replaced from time to time).

“Operating Account (Indonesia Target)” means an interest-bearing account of the Indonesia Target:

(a)	held in Indonesia with the Issuing Bank or an Affiliate of the Issuing Bank and denominated in Indonesian Rupiah;

(b)	identified as the “Operating Account (Indonesia Target)”; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent,

(as the same may be redesignated, substituted or replaced from time to time).

“Operating Account (JapanCo)” means an interest-bearing account of JapanCo:

(a)	held in Japan with the Issuing Bank and denominated in Japanese Yen;

(b)	identified as the “Operating Account (JapanCo)”; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent,

(as the same may be redesignated, substituted or replaced from time to time).

“Operating Account (Malaysia Target)” means an interest-bearing account of the Malaysia Target:

(a)	held in Malaysia with the Issuing Bank or an Affiliate of the Issuing Bank and denominated in Malaysian Ringgit; and

(b)	identified as the “Operating Account (Malaysia Target)”,

(as the same may be redesignated, substituted or replaced from time to time).

“Operating Account (Singapore Target)” means an interest-bearing account of the Singapore Target:

(a)	held in Singapore with the Issuing Bank and denominated in Singapore Dollars;

(b)	identified as the “Operating Account (Singapore Target)”; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent,

(as the same may be redesignated, substituted or replaced from time to time).

“Original Financial Statements” means:

(a)	in relation to Indonesia Target, its audited financial statements for its Financial Year ended 31 March 2013;

(b)	in relation to Malaysia Target, its audited financial statements for its Financial Year ended 31 March 2014; and

(c)	in relation to Singapore Target, its unaudited balance sheet as at 2 June 2014.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party as a Guarantor.

“Original Obligor” means the Company or the Original Guarantors.

“Panasonic Group” means the Beneficiary and its Related Corporations from time to time.

“Parent” means UTAC Holdings Ltd. (Company No. 201023865R) a company incorporated in Singapore and having its registered office at 5 Serangoon North Avenue 5, Singapore 554916.

“Party” means a party to this Agreement.

“PCA Guarantee Agreement” means the guarantee agreement entered into or to be entered into by the Company in favour of the Beneficiary pursuant to which the Company guarantees certain payment obligations of members of the Group under the Technical Support and IPR Master License Agreement, the System License and Support Agreement, the Secondment Services Agreement (Indonesia) and the Secondment Services Agreement (Malaysia).

“Perfection Requirements” means the making of the appropriate registrations, filings or notifications (and the corresponding acknowledgements) of, or the payment of any stamp, duty (including mortgage duty), registration or similar Taxes or payment on, or in respect of, the Transaction Security Documents as specifically contemplated in any Transaction Security Document or in any related Legal Opinion.

“Permitted Acquisition” means:

(a)	the Acquisition;

(b)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(c)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(d)	subject to Clause 23.31 (Cash management), an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable; and

(e)	a Permitted GATE Acquisition.

“Permitted Cash Management” means the provision by an Acceptable Bank to any member of the Group of cash management services (including, but not limited to, account information management, liquidity management, payables management, receivables management and electronic banking channel management) provided that:

(a)	such services or arrangements do not breach the terms of this Agreement; and

(b)	in no circumstances shall such services or arrangements include or permit any comingling, cash pooling, netting or set-off arrangement with any person who is not a member of the Group.

“Permitted Cash Management Account” means any account opened and maintained by a member of the Group in respect of Permitted Cash Management provided that all of the following conditions are met:

(a)	that account is subject to first ranking Transaction Security (save, in respect of an account of a member of the Group which is not an Obligor, to the extent that the provision of such Transaction Security would constitute a breach of financial assistance laws or regulations of any applicable jurisdiction);

(b)	the bank or financial institution with whom the account is or will be held has confirmed that:

(i)	it will pay all moneys in respect of that account as directed by the Security Agent if it is notified by the Security Agent that a Default is continuing;

(ii)	it has not received any other notice of any assignment of or security over that account or of any other interest of any third party in that account;

(iii)	it will not claim or exercise any set-off or counterclaim in respect of that account except to the extent permitted by paragraph (b) of the definition of Permitted Security;

(iv)	it will disclose to the Security Agent such information relating to the account as the Security Agent may from time to time request; and

(v)	it has consented to the Transaction Security over that account notwithstanding the restrictions (if any) in the account mandate or other documents relating to the establishment and/or maintenance of that account;

(c)	such account is located in Singapore, Malaysia, Indonesia or Japan; and

(d)	the account is with an Acceptable Bank.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (g) below, is on arm’s length terms:

(a)	of trading stock, inventory or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of assets (other than shares, Real Property or Intellectual Property) in exchange for other assets (other than cash or Cash Equivalent Investments) comparable or superior as to type, value and quality;

(c)	of obsolete or redundant vehicles, plant, stock, inventory and equipment for cash;

(d)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(e)	constituted by a licence of intellectual property rights permitted by Clause 23.27 (Intellectual Property);

(f)	arising as a result of any Permitted Security;

(g)	of any asset (other than shares or cash) by a member of the Group (the “Disposing Company”) to the Company or any of its Subsidiaries (the “Acquiring Company”), provided that:

(i)	no Default is continuing;

(ii)	if such sale, lease, licence, transfer or other disposal is to the Malaysia Target the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other such sale, lease, licence, transfer or other disposal) does not exceed [***] (or its equivalent) in total during the term of this Agreement; and

(iii)	the Agent has received a certificate of the Disposing Company (signed by a director) certifying that the relevant transaction is reasonably required for the optimisation of equipment utilisation and operational efficiencies of the Group;

(h)	which is a Permitted GATE Disposal or a Permitted GATE Asset Exchange; and

(i)	of assets (other than shares) for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs) does not exceed USD2,000,000 (or its equivalent) in total during the term of this Agreement, provided that, other than pursuant to paragraphs (a) and (h) above, no member of the Group may sell, lease, licence, transfer or dispose of any asset to any member of the GATE Group.

“Permitted Distribution” means:

(a)	the payment of a dividend to the Company or any of its (directly or indirectly) wholly-owned Subsidiaries;

(b)	the payment of a dividend by Indonesia Target to its shareholders in proportion to their shareholding;

(c)	the payment of a dividend by the Company to HoldCo2, by HoldCo2 to HoldCo1 and by HoldCo1 to the Parent provided that:

(i)	no Default is continuing or would occur as a result of such payment;

(ii)	an amount equivalent to the Minimum Operating Accounts Amount is standing to the credit of the Operating Accounts and the Permitted Cash Management Accounts at the time of the payment and will remain credited to the Operating Accounts and the Permitted Cash Management Accounts after such payment;

(iii)	the ISRA (Company) is funded in an amount at least equal to the Required ISRA Amount as of the immediately preceding Calculation Date and the monthly payments of the amount “A” into the ISRA (HoldCo2) following such Calculation Date are up to date at the time of the dividend payment;

(iv)	at least USD18,000,000 is retained in the Common Cash Cover Account from the Excess Cashflow in accordance with Clause 9.3 (Mandatory Prepayment – Disposal, Insurance, Acquisition Proceeds and IPO Proceeds and Excess Cashflow) at the time of the payment; and

(v)	the amount of dividend does not exceed 80 per cent. of the sum of the Excess Cashflow of the current Financial Year plus any Excess Cashflow for the previous Financial Years (in each case following compliance with Clause 9.3 (Mandatory Prepayment – Disposal, Insurance, Acquisition Proceeds and IPO Proceeds and Excess Cashflow)) but reduced by net losses incurred during the previous Financial Year.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	under the Acquisition Agreement to the extent covered by the Bank Guarantee;

(b)	arising under a Permitted Loan or a Permitted Guarantee;

(c)	under finance or capital leases of vehicles, plant, equipment or computers of members of the Target Group, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Target Group does not exceed [***] (or its equivalent in other currencies) at any time;

(d)	under bank guarantee facilities of members of the Target Group provided that the outstanding amount thereof does not exceed USD5,000,000 (or its equivalent) in aggregate for the Target Group at any time;

(e)	under trade finance facilities of members of the Target Group provided that the outstanding amount thereof does not exceed USD5,000,000 (or its equivalent) in aggregate for the Target Group at any time; and

(f)	arising under a Permitted Treasury Transaction.

“Permitted GATE Acquisition” has the meaning given to it in the definition of Permitted GATE Group Transaction.

“Permitted GATE Asset Exchange” has the meaning given to it in the definition of Permitted GATE Group Transaction.

“Permitted GATE Disposal” has the meaning given to it in the definition of Permitted GATE Group Transaction.

“Permitted GATE Group Acquisition Cost Payment” means the payment by the Company of (or the reimbursement to the extent already paid by a member of the GATE Group) Acquisition Costs incurred by a member of the GATE Group of an aggregate amount not exceeding USD4,000,000.

“Permitted GATE Group Management Services” means the services provided or to be provided by the GATE Group to the Group in accordance with the original form of the Management Services Agreement.

“Permitted GATE Group Management Services Payment” means the payment by a member of the Group of up to USD4,000,000 (in aggregate) per annum to the GATE Group as consideration for the Permitted GATE Group Management Services provided that:

(a)	no Default is continuing at the date of such payment or would occur as a result of such payment;

(b)	the Minimum Cash Balance is not below USD12,000,000 at that time and shall not fall below USD12,000,000 as a result of that payment; and

(c)	such payment is set out in the Budget.

“Permitted GATE Group Transaction” means:

(a)	any sale, lease, licence, transfer or other disposal of an asset (other than shares) by a member of the Target Group to a member of the GATE Group (a “Permitted GATE Disposal”);

(b)	any acquisition by a member of the Target Group of an asset (other than shares) from a member of the GATE Group (a “Permitted GATE Acquisition”); and

(c)	an exchange between a member of the Target Group and a member of the GATE Group of assets (other than shares, businesses, Real Property or Intellectual Property) for other assets (other than cash or Cash Equivalent Investments) comparable or (for the benefit of the relevant member of the Target Group) superior as to type, value and quality (a “Permitted GATE Asset Exchange”), provided that in respect of each transaction referred to in paragraphs (a), (b) and (c) above:

(i)	the terms of that transaction are no less favourable to the relevant member of the Target Group than those that would have been obtained in a comparable arm’s length transaction by the relevant member of the Target Group with an unrelated party;

(ii)	the GATE Group having obtained such consents and approvals as may be necessary under its existing financing arrangements;

(iii)	the Finance Parties being satisfied (acting reasonably) that such GATE Group Transaction will not adversely affect the ability of any Obligor or any member of the Group to perform its obligations under the Finance Documents or the Post- Completion Agreements;

(iv)	such transaction is in the ordinary course of business of the relevant member of the Target Group;

(v)	no Default is continuing on the closing date for such Permitted GATE Acquisition, Permitted GATE Asset Exchange or Permitted GATE Disposal or would occur as a result thereof; and

(vi)	the Agent has received a certificate of HoldCo2 (signed by a director) (x) certifying that the relevant transaction is reasonably required for the optimisation of equipment utilisation and operational efficiencies of the Target Group and (y) attaching the internal management approvals of the GATE Group and the Target Group in respect of the relevant transaction; and

provided further that in respect of each transaction referred to in paragraph (a) above:

(vii)	the higher of the market value of the relevant assets and net consideration receivable in respect of the assets (when aggregated with the higher of the market value and net consideration receivable for any other Permitted GATE Disposal in that Financial Year) does not exceed 50 per cent. of the Capex Limit; and

(viii)	if the higher of the market value of the relevant asset and the net consideration receivable in respect of the relevant asset exceeds USD2,000,000 (or its equivalent in another currency or currencies), HoldCo2 shall provide a valuation report of a reputable valuer confirming that the net consideration receivable is at least commensurate with the market value of the relevant asset; and

provided further that in respect of each transaction referred to in paragraph (b) above:

(ix)	the higher of the market value of the relevant assets and net consideration payable in respect of the assets (when aggregated with the higher of the market value and net consideration payable for any other Permitted GATE Acquisition in that Financial Year) does not exceed 50 per cent. of the Capex Limit; and

(x)	if the higher of the market value of the relevant asset and the net consideration payable in respect of the relevant asset exceeds USD2,000,000 (or its equivalent in another currency or currencies), HoldCo2 shall provide a valuation report of a reputable valuer confirming that the net consideration payable is commensurate with the market value of the relevant asset; and

provided further that in respect of each transaction referred to in paragraph (c) above, if the market value of the relevant assets transferred by the relevant member of the Target Group exceeds USD2,000,000 (or its equivalent in another currency or currencies), HoldCo2 shall provide a valuation report of a reputable valuer confirming that the assets received by the Target Group are comparable or superior as to type, value and quality to the assets transferred to the GATE Group pursuant to that transaction.

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(c)	any guarantee permitted under Clause 23.21 (Financial Indebtedness) provided that, in respect of any guarantee to be provided by HoldCo2 in respect of Financial Indebtedness within paragraph (d) of the definition of Permitted Financial Indebtedness, HoldCo2 has, prior to providing such guarantee, provided a certificate (signed by a director) to the Agent confirming that:

(i)	HoldCo2 has used commercially reasonable efforts to not have to provide such guarantee; and

(ii)	Security has not been provided in respect of that Financial Indebtedness pursuant to paragraph (h) of the definition of Permitted Security;

(d)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of “Permitted Security”; or

(e)	the guarantee provided by the Company pursuant to the PCA Guarantee Agreement.

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Target Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraphs (b) or (f) of that definition);

(c)	a loan made by an Obligor (other than HoldCo1) to another Obligor (other than HoldCo1) or made by a member of the Group which is not an Obligor to another member of the Group;

(d)	any loan made by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of the Financial Indebtedness under such loans does not exceed USD2,500,000 (or its equivalent) at any time and subject to compliance with Clause 23.31 (Cash management); and

(e)	a loan made by a member of the Target Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed USD500,000 (or its equivalent) at any time;

so long as in the case of paragraphs (c) and (d) above:

(i)	subject to the Agreed Security Principles, the creditor of such Financial Indebtedness shall (if it is an Obligor) grant security over its rights in respect of such Financial Indebtedness in favour of the Secured Parties on terms acceptable to the Agent (acting on the instructions of the Majority Lenders); and

(ii)	subject to the Agreed Security Principles, the creditor and the debtor of such Financial Indebtedness are or become party to the Subordination Agreement.

“Permitted Security” means:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as:

(i)	such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors; and

(ii)	such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors;

(c)	any payment or close out netting or set-off arrangement pursuant to any Permitted Treasury Transaction, excluding any Security or Quasi-Security under a credit support arrangement;

(d)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(e)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(f)	any Security or Quasi-Security over the assets of a member of the Target Group subject to a Finance Lease provided that the Financial Indebtedness secured thereby is permitted pursuant to paragraph (c) of the definition of “Permitted Financial Indebtedness” and granted only to the creditor(s) in respect of that Finance Lease;

(g)	the Transaction Security; or

(h)	the Excluded Bilateral Facility Cash Collateral.

“Permitted Share Issue” means an issue of:

(a)	ordinary shares by HoldCo1 to the Parent, paid for in full in cash upon issue and which by their terms are not redeemable and where:

(i)	such shares are of the same class and on the same terms as those initially issued by HoldCo1;

(ii)	such issue does not lead to a Change of Control; and

(iii)	the newly-issued shares become subject to the Transaction Security on the same terms as the existing shares subject to the Transaction Security; or

(b)	ordinary shares by HoldCo2 to HoldCo1, paid for in full in cash upon issue and which by their terms are not redeemable and where:

(i)	such shares are of the same class and on the same terms as those initially issued by HoldCo2;

(ii)	such issue does not lead to a Change of Control; and

(iii)	the newly-issued shares become subject to the Transaction Security on the same terms as the existing shares subject to the Transaction Security; or

(c)	ordinary shares by the Company to HoldCo2, paid for in full in cash upon issue and which by their terms are not redeemable and where:

(i)	such shares are of the same class and on the same terms as those initially issued by the Company;

(ii)	such issue does not lead to a Change of Control; and

(iii)	the newly-issued shares become subject to the Transaction Security on the same terms as the existing shares subject to the Transaction Security; or

(d)	shares by a member of the Group which is a Subsidiary to its immediate Holding Company where:

(i)	such shares are of the same class and on the same terms as those initially issued by the Subsidiary;

(ii)	such issue does not lead to a Change of Control; and

(iii)	the newly-issued shares become subject to the Transaction Security on the same terms as the existing shares subject to the Transaction Security.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents; or

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to an Obligor.

“Permitted Treasury Transaction” means, subject to Clause 23.30 (Treasury Transactions), any Treasury Transactions which is:

(a)	a spot foreign exchange contract entered into in the ordinary course of business and not for speculative purposes;

(b)	a forward delivery foreign exchange contracts entered into in the ordinary course of business for a period of not more than 12 months and not for speculative purposes; or

(c)	entered into for the hedging of actual or projected real exposures in gold prices arising in the ordinary course of trading activities of a member of the Target Group for a period of not more than 18 months and not for speculative purposes.

“Post-Completion Agreements” means:

(a)	the Take or Pay Contract;

(b)	the Technical Support and IPR Master License Agreement;

(c)	the System License and Support Agreement;

(d)	the Secondment Services Agreement (Indonesia);

(e)	the Secondment Services Agreement (Malaysia);

(f)	the PCA Guarantee Agreement; and

(g)	the Set-off Agreement.

“Project Year” means each year from 1 April to 31 March, starting from 1 April 2014.

“Quarter Date” means the last day of a Quarter Period.

“Quarter Period” means each successive period of three Months (or such shorter period as shall end on the Termination Date) starting on the date of issue of the Bank Guarantee.

“Quasi-Security” has the meaning given to that term in Clause 23.15 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Real Property” means:

(a)	any freehold, leasehold or immovable property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Ba nks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in US Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means the principal London office of up to three banks that offer quotations for LIBOR as may be appointed by the Agent (in consultation with HoldCo2) and approved by the Majority Lenders.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Related Corporations” means a company or other legal entity which:

(a)	is controlled by the Beneficiary;

(b)	controls the Beneficiary; or

(c)	is under common control with the Beneficiary.

For the purpose of this definition, “control” means that more than fifty per cent. of the shares or ownership interest representing the voting right for the election of directors or persons performing similar functions for such a corporation, company or entity are owned or controlled, directly or indirectly, by the controlling entity. Such corporation, company or entity shall be deemed to be Related Corporations so long as such ownership or control exists.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Event” means:

(a)	the Take or Pay Contract is terminated;

(b)	a member of the Panasonic Group takes any formal action, legal proceedings or other procedures or steps to terminate, cancel or repudiate any of the Post-Completion Agreements or any material obligation thereunder;

(c)	any event occurs or circumstance exists which causes any of the Post-Completion Agreements or any material obligation thereunder not to be in full force and effect (including where any such obligation ceases (other than as a result of full performance) to be a valid and binding obligation or becomes void, illegal or unenforceable, or is required by law to be terminated);

(d)	a member of the Panasonic Group is in breach of a Post-Completion Agreement or an Obligor or a member of the Group gives a notice of default (howsoever described) and such breach is not cured within the applicable grace period under the relevant Post-Completion Agreement; or

(e)	a member of the Panasonic Group ceases (by transfer, assignment or otherwise) to be a counterparty of any Post-Completion Agreement other than in a case where the transferee or the assignee of the Post-Completion Agreements is a wholly-owned Subsidiary (directly or indirectly) of the Beneficiary in which case such transferee or assignee will be considere d to be part of the Panasonic Group thereafter.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Repeating Representations” means each of the representations set out in Clause 20.2 (Status) to Clause 20.7 (Governing law and enforcement), paragraph (a) of Clause 20.11 (No default), paragraph (g) of Clause 20.12 (No misleading information), Clause 20.13 (Original Financial Statements), Clause 20.18 (Anti-corruption law and sanctions) and Clause 20.20 (Ranking) to Clause 20.22 (Legal and beneficial ownership).

“Reports” means:

(a)	the Accountants’ Report;

(b)	the Legal Due Diligence Reports; and

(c)	the Insurance Summary.

“Reports Proceeds Letter” means the letter dated on or about the date of this Agreement between the Parent, the Agent and the Security Agent relating to proceeds of claims in respect of the Legal Due Diligence Reports.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required ISRA Amount” means an amount equivalent to the next Instalment Payment.

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Sales Support Agreement” means the sales support agreement entered or to be entered into between HoldCo2 and JapanCo.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority (including, without limitation, the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010).

“Sanctions Authority” means:

(a)	the government of the United States;

(b)	the United Nations;

(c)	the European Union;

(d)	the government of the United Kingdom;

(e)	the government of Singapore;

(f)	the government of Japan; and

(g)	the respective governmental institutions and agencies of any of the foregoing, including, without limitation, OFAC, the United States Department of State, HMT, the Monetary Authority of Singapore and the Japan Financial Services Agency.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Screen Rate” means, in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with HoldCo2 and the Lenders.

“Secondment Services Agreement (Indonesia)” means the secondment services agreement entered into or to be entered into between the Beneficiary and the Indonesia Target.

“Secondment Services Agreement (Malaysia)” means the secondment services agreement entered into or to be entered into between the Beneficiary and the Malaysia Target.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Secured Party under each Finance Document.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent’s Spot Rate of Exchange” means the Security Agent’s spot rate of exchange for the purchase of the relevant currency in the Singapore foreign exchange market at or about 11:00 a.m. on a particular day.

“Senior Management” means, in respect of an Obligor or a member of the Group, its general manager and its financial controller.

“Set-off Agreement” means the set-off agreement entered into or to be entered into between the Beneficiary, the Company and HoldCo2

“Singapore Security Documents” means:

(a)	the Singapore Share Charge;

(b)	the Singapore law first ranking charge over the entire issued share capital of HoldCo1;

(c)	the Singapore law first ranking charge over the entire issued share capital of HoldCo2;

(d)	the Singapore law first ranking fixed and floating charge over the present and future assets of HoldCo1;

(e)	the Singapore law first ranking fixed and floating charge over the present and future assets of HoldCo2;

(f)	the Singapore law first ranking fixed and floating charge over the present and future assets of the Company; and

(g)	the Singapore law first ranking mortgage and fixed and floating charges over the present and future assets of the Singapore Target.

“Singapore Share Charge” means the Singapore law first ranking legal charge over the Singapore Target Shares.

“Singapore Target” means Panasonic Automotive & Industrial Systems Semiconductor Singapore Pte. Ltd. (Company No. 201409345N) a company incorporated in Singapore and having its registered office at 22 Ang Mo Kio Industrial Park 2, Singapore 569506.

“Singapore Target Shares” means all of the shares in Singapore Target.

“Subordination Agreement” means the subordination agreement dated on or about the date of this Agreement and made between the Parent, HoldCo1, HoldCo2, the Company and the Agent.

“Subsidiary” means in relation to any company, corporation or other legal entity (a “holding company”), a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	in which a majority of the voting rights are held by the holding company, either alone or pursuant to an agreement with others;

(c)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(d)	which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company, corporation or other legal entity shall be treated as being controlled by another if that other company, corporation or other legal entity is able to determine the composition of the majority of its board of directors or equivalent body.

“System License and Support Agreement” means the system license and support agreement entered into or to be entered into between the Beneficiary and HoldCo2.

“Take or Pay Contract” means the contract manufacturing agreement entered into or to be entered into between the Beneficiary and HoldCo2.

“Target” means each of the Indonesia Target, the Malaysia Target and the Singapore Target.

“Target Group” means each of the Indonesia Target, the Malaysia Target and the Singapore Target and their respective Subsidiaries from time to time.

“Target Shares” means all of the shares in each Target.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Support and IPR Master License Agreement” means the technical support and IPR master license agreement entered into or to be entered into between the Beneficiary and HoldCo2.

“Term” means, in relation to an Unpaid Sum, each period determined in accordance with Clause 11 (Default interest).

“Termination Date” means 15 March 2019.

“Third Parties Act” means the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

“Total Commitments” means the aggregate of the Commitments, being USD108,000,000 at the date of this Agreement.

“Transaction Accounts” means:

(a)	the Operating Account (HoldCo1 - USD);

(b)	the Operating Account (HoldCo1 - SGD);

(c)	the Collection Account;

(d)	the ISRA (HoldCo2);

(e)	the Operating Account (HoldCo2 - USD);

(f)	the Operating Account (HoldCo2 - SGD);

(g)	the Common Cash Cover Account;

(h)	the ISRA (Company);

(i)	the Operating Account (Company - USD);

(j)	the Operating Account (Company - HKD);

(k)	the Operating Account (JapanCo);

(l)	the Operating Account (Singapore Target);

(m)	the Operating Account (Malaysia Target);

(n)	the Operating Account (Indonesia Target); and

(o)	any Individual Cash Cover Account.

“Transaction Documents” means:

(a)	the Finance Documents;

(b)	the Acquisition Documents; and

(c)	the Post-Completion Agreements.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of:

(a)	the documents listed as being a Transaction Security Document in paragraph 4 of Schedule 2 (Conditions precedent);

(b)	each of the documents listed as being a Transaction Security Document in paragraphs A1, B3, C3, D1 and E(b) of Schedule 3 (Conditions subsequent); and

(c)	any other document entered into by any Obligor or the Parent creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and HoldCo2.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation Date” means the date on which the Bank Guarantee is to be issued.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 4 (Utilisation Request).

“Vendor” means the Beneficiary, Panasonic Asia Pacific Pte. Ltd., Panasonic Industrial Devices Discrete Semiconductor Co., Ltd. and Panasonic Holding (Netherlands) B.V.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	any “Administrative Party”, the “Agent”, the “Arranger”, any “Finance Party”, any “Issuing Bank”, any “Lender”, any “Obligor”, the “Parent”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of HoldCo2 and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	a “group of Lenders” includes all the Lenders;

(vi)	“guarantee” means (other than in Clause 19 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	the “original form” of an agreement or instrument is a reference to that agreement or instrument as originally entered into;

(ix)	a Lender’s “participation” in relation to the Bank Guarantee, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to the Bank Guarantee;

(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiii)	a time of day is a reference to Singapore time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(e)	The Company “repaying” or “prepaying” the Bank Guarantee means:

(i)	HoldCo2 providing:

(A)	Common Cash Cover; or

(B)	in respect of repaying or prepaying a Lender pursuant to Clause 8.1 (Illegality in relation to Lender), Clause 8.4 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 8.5 (Mandatory repayment and cancellation of FATCA Protected Lenders), Individual Cash Cover;

(ii)	the maximum amount payable under the Bank Guarantee being reduced or cancelled in accordance with its terms;

(iii)	the Issuing Bank being satisfied that it has no further liability under the Bank Guarantee; or

(iv)	if the Issuing Bank has made any payment under the Bank Guarantee, the Company has complied with its obligations under this Agreement to reimburse the Issuing Bank and/or the Lenders together with all other amounts outstanding under the Finance Documents, and the amount by which the Bank Guarantee is repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant Common Cash Cover, Individual Cash Cover, reduction or cancellation.

(f)	An amount borrowed includes any amount utilised by way of the Bank Guarantee.

(g)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of the Bank Guarantee.

(h)	The outstanding amount of the Bank Guarantee at any time is the maximum amount that is or may at any time be payable by the Company in respect of the Bank Guarantee.

1.3	Currency symbols and definitions

“$”, “USD”, “US Dollars” and “dollars” denote the lawful currency of the United States of America.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Subordination Agreement

(a)	This Agreement is subject to, and has the benefit of, the Subordination Agreement. In the event of any inconsistency between this Agreement and the Subordination Agreement, the Subordination Agreement shall prevail.

1.6	Bahasa Indonesia Translations

(a)	In compliance with Law No. 24 the Parties agree to execute the Bahasa Indonesia version of the Finance Documents to which an Indonesian person or entity is a party (if any) as a condition subsequent pursuant to paragraph (c) of Clause 23.33 (Conditions subsequent).

(b)	The Bahasa Indonesia version of any Finance Document as set out in paragraph (a) above shall not in any way be construed as a new, additional or separate agreement to the relevant Finance Document and will be deemed to be effective from the signing date of the English version of the relevant Finance Document.

(c)	The Parties agree that in the event of any conflict between the English version and the Bahasa Indonesia version of any Finance Document, the English version will prevail and the Bahasa Indonesia version of that Finance Document will be amended to conform to the provisions in the English version of that Finance Document.

(d)	Upon being satisfied (based on the advice of Indonesian counsel) that the Bahasa Indonesia version of this Agreement is no longer required as a matter of Indonesian law, the Majority Lenders may instruct the Agent to give notice to the Obligors that the Bahasa Indonesia version of this Agreement is cancelled and of no further effect, whereupon it shall be so cancelled and of no further effect.

(e)	The Parties shall not (and shall not allow or assist any other person to) in any manner or forum, challenge the validity of, or raise or file any objection to, any Finance Documents as set out in paragraph (a) above on the basis of any failure to comply with Law No. 24.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a bank guarantee facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Obligor (other than HoldCo2) by its execution of this Agreement or an Accession Deed irrevocably appoints HoldCo2 (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	HoldCo2 on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to HoldCo2,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Bank Guarantee may only be issued in favour of the Beneficiary in support of the Company’s obligation to make Instalment Payments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders and the Issuing Bank will only be obliged to comply with paragraphs (a) and (b) of Clause 5.4 (Issue of the Bank Guarantee) in relation to the Bank Guarantee if on or before 1:00 p.m. on the Utilisation Date, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify HoldCo2 and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders and the Issuing Bank will only be obliged to comply with paragraphs (a) and (b) of Clause 5.4 (Issue of Bank Guarantee) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the issuance of the proposed Bank Guarantee; and

(b)	all the representations and warranties in Clause 20 (Representations) to be made by each Obligor are true and accurate (in all material respects in the case of the representations and warranties to which a materiality test is not already applied in accordance with their terms).

4.3	Maximum number of Bank Guarantees

The Company may not deliver a Utilisation Request if more than one Bank Guarantee would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request for the Bank Guarantee

The Company may request the Bank Guarantee to be issued by delivery to the Agent of a duly completed Utilisation Request not later than 9:30 a.m. two Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request for the Bank Guarantee

(a)	The Utilisation Request for the Bank Guarantee is irrevocable and will not be regarded as having been duly completed unless:

(i)	it specifies that it is for the Bank Guarantee;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Bank Guarantee comply with Clause 5.3 (Currency and amount); and

(iv)	it specifies the delivery instructions for the Bank Guarantee.

(b)	Only one Bank Guarantee shall be issued under this Facility.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Bank Guarantee must be an amount which is not more than the Available Facility.

5.4	Issue of the Bank Guarantee

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Bank Guarantee on the Utilisation Date specified in the Utilisation Request.

(b)	The amount of each Lender’s participation in the Bank Guarantee will be equal to its B/G Proportion.

(c)	The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing the Bank Guarantee based on such assumption.

(d)	The Issuing Bank is solely responsible for the form of the Bank Guarantee that it issues. The Agent has no duty to monitor the form of that document.

(e)	Subject to paragraph (i) of Clause 27.7 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to the Bank Guarantee and its issue.

5.5	Cancellation of Commitment

The Commitment which, at that time, is unutilised shall be immediately cancelled at the earlier of (i) immediately following the issuance of the Bank Guarantee and (ii) the end of the Availability Period.

6.	BANK GUARANTEE

6.1	Immediately payable

If the Bank Guarantee or any amount outstanding under the Bank Guarantee is expressed to be immediately payable, the Company shall repay or prepay that amount immediately.

6.2	Claims under the Bank Guarantee

(a)	The Company irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made in a Demand under the Bank Guarantee and which appears on its face to be in order (in this Clause 6, a “claim”). Provided that failure to do so shall not invalidate the operation of the terms or this Agreement, the Issuing Bank shall notify the Company of such claim promptly after its receipt of such claim and the Issuing Bank shall not pay such claim prior to the date falling three Business Days after the date of the Demand.

(b)	The Company shall within two Business Days of the date of a Demand pay to the Agent for the Issuing Bank an amount equal to the amount of such claim.

(c)	In the event that the Company has not paid to the Agent for the Issuing Bank an amount equal to the amount of any claim in accordance with paragraph (b) above, each Lender shall within three Business Days of a demand by the Issuing Bank (or the Agent on the Issuing Bank’s behalf) pay (according to its B/G Proportion) to the Agent (for the account of the Issuing Bank) an amount equal to such amount of any claim that has not been paid by the Company.

(d)	The Company and each Lender acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim;

(ii)	is not obliged to notify the Company or any Lender of the receipt of a Demand; and

(iii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of the Company and each Lender under this Clause 6 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

6.3	Indemnities

(a)	The Company shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank in respect of the Bank Guarantee.

(b)	Each Lender shall (according to its B/G Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the

Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under the Bank Guarantee (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	The Company shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank in accordance with this Clause 6.

(d)	The obligations of each Lender and the Company under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or the Company in respect of the Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(e)	The obligations of any Lender or the Company under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under the Bank Guarantee or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor, any Obligor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under the Bank Guarantee or other person or any non-presentation or non- observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under the Bank Guarantee or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, the Bank Guarantee or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, the Bank Guarantee or any other document or security; or

(vii)	any insolvency or similar proceedings.

6.4	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 6.

6.5	Application of amounts

(a)	Notwithstanding Clause 34 (Set-off), the Issuing Bank may (as a separate and independent right) apply any amounts standing to the credit of the Transaction Accounts:

(i)	against any matured obligation due from the Company under this Clause 6; and

(ii)	toward the making of the payment of a claim.

(b)	If the Issuing Bank withdraws an amount from a Transaction Account to apply such amount toward the making of the payment of a claim or pursuant to paragraph (a) of Clause 6.3 (Indemnities), subject to Clause 48 (Cash Cover), each Lender’s obligations under this Clause 6 shall be deemed to be satisfied in an amount equal to its proportion (according to its B/G Proportion) of the amount applied toward the making of the payment of a claim or pursuant to paragraph (a) of Clause 6.3 (Indemnities).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

The Bank Guarantee will expire in full on the Termination Date and (without prejudice to the Company’s obligations under Clause 6 (Bank Guarantee)) the Company shall ensure that on the Termination Date:

(a)	an amount equal to all amounts outstanding under or in respect of the Bank Guarantee and all other amounts outstanding under the Finance Documents are repaid in full; and

(b)	the Issuing Bank and each Lender is satisfied that it has no further liability under or in respect of the Bank Guarantee.

8.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

8.1	Illegality in relation to Lender

(a)	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Bank Guarantee or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(i)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(iii)	to the extent that the Lender’s participation has not been transferred pursuant to Clause 39.5 (Replacement of Lender) (and in any event prior to the expiry of any applicable grace period permitted by law), the Company shall:

(A)	provide Individual Cash Cover in respect of that Lender’s participation in the Bank Guarantee;

(B)	pay all outstanding fees and interest due to that Lender; and

(C)	ensure that the Lender is satisfied that it has no further liability under or in respect of the Bank Guarantee,

in each case on the next Quarter Date occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

(b)	Upon a Lender notifying the Agent in accordance with paragraph (a)(ii) above, the Agent shall notify the Beneficiary, provided that failure to do so shall not invalidate the operation of paragraph (a) above.

8.2	Illegality in relation to Issuing Bank

(a)	If it becomes unlawful for the Issuing Bank to issue or leave outstanding the Bank Guarantee or it becomes unlawful for any Affiliate of the Issuing Bank for the Issuing Bank to do so then:

(i)	the Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying the Company, the Issuing Bank shall not be obliged to issue the Bank Guarantee;

(iii)	the Bank Guarantee outstanding at such time will be automatically cancelled and the Company shall ensure that the Issuing Bank is satisfied that it has no further liability under or in respect of the Bank Guarantee and that the Bank Guarantee is returned to the Issuing Bank;

(iv)	the Facility shall cease to be available for the issue of the Bank Guarantee; and

(v)	the Company shall pay all outstanding fees and interest and other amounts in respect of the Facility or the Bank Guarantee,

in each case on the next Quarter Date occurring after the Agent has notified the Company or, if earlier, the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

(b)	Upon the Issuing Bank notifying the Agent in accordance with paragraph (a)(ii) above, the Agent shall notify the Beneficiary, provided that failure to do so shall not invalidate the operation of paragraph (a) above.

8.3	Voluntary cancellation

The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of the Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably under the Facility.

8.4	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 14.2 (Tax gross-up);

(ii)	any Lender or the Issuing Bank claims indemnification from the Company or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs); or

(iii)	any FATCA Protected Lender notifies the Agent of a FATCA Event pursuant to Clause 8.5 (Mandatory repayment and cancellation of FATCA Protected Lenders),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification or FATCA Event continues, give the Agent notice:

(i)	(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment in respect of that Lender’s participation in the Bank Guarantee and its share of all accrued fees and interest or to replace that Lender in accordance with Clause 39.5 (Replacement of Lender); or

(ii)	(if such circumstances relate to the Issuing Bank) of cancellation of the outstanding Bank Guarantee and the cancellation of the Commitment(s) of each Lender and its intention to procure the repayment of the Issuing Bank and the repayment of each Lender’s participation in the Bank Guarantee and all accrued fees and interest or its intention to replace the Issuing Bank in accordance with Clause 39.6 (Replacement of Issuing Bank).

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	To the extent that the Lender’s participation has not been transferred pursuant to Clause 39.5 (Replacement of Lender), on the next Quarter Date which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), the Company shall repay that Lender’s participation in the Bank Guarantee together with all fees and interest and other amounts accrued under the Finance Documents.

(d)	To the extent that the Issuing Bank’s rights and obligations have not been transferred pursuant to Clause 39.6 (Replacement of Issuing Bank), on the next Quarter Date which ends after the Company has given notice under paragraph (a) above in relation to the Issuing Bank (or, if earlier, the date specified by the Company in that notice), the Company shall procure the cancellation of the outstanding Bank Guarantee and the Company shall repay the Issuing Bank and repay each Lender’s participation in the Bank Guarantee together with all fees and interest and other amounts due to the Issuing Bank and each Lender under the Finance Documents.

8.5	Mandatory repayment and cancellation of FATCA Protected Lenders

If on the date falling two weeks before the earliest FATCA Application Date for any payment by a Party to a FATCA Protected Lender (or to the Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that Party will, as a consequence, be required to make a FATCA Deduction from a payme nt to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date (a “FATCA Event”):

(i)	that Lender shall, reasonably promptly after that date, notify the Agent of that FATCA Event and the relevant FATCA Application Date;

(ii)	if, on the date falling one week before such FATCA Application Date, that FATCA Event is continuing and that Lender has not been repaid pursuant to Clause 8.4 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or replaced pursuant to Clause 39.5 (Replacement of Lender) (other than by reason of that Lender’s failure to comply with its obligations pursuant to paragraph (a) of Clause 39.5 (Replacement of Lender)):

(A)	that Lender may, at any time between one week and such FATCA Application Date, notify the Agent;

(B)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(C)	the Company shall ensure that the amount payable by that Lender under the Bank Guarantee is reduced to zero, pay all outstanding fees and interest to that Lender and ensure that the Lender is satisfied that it has no further liability under or in respect of the Bank Guarantee, in each case on the last day of the Quarter Period occurring after the Agent has notified the Company or, if earlier, the last Business Day before the relevant FATCA Application Date.

8.6	Voluntary prepayment

The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Bank Guarantee.

9.	MANDATORY PREPAYMENT AND CANCELLATION

9.1	Mandatory Cancellation of the Guarantee - Relevant Event

Upon the occurrence of a Relevant Event, the Total Commitments will be immediately and automatically cancelled, the Bank Guarantee outstanding at such time will be immediately and automatically cancelled, the Secured Liabilities shall become immediately due and payable and the Company shall procure the return to the Issuing Bank of the Bank Guarantee.

9.2	Mandatory Cancellation of the Facility - Exit

Upon the occurrence of:

(a)	a Change of Control; or

(b)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions;

the Total Commitments will be immediately and automatically cancelled, the Bank Guarantee outstanding at such time will be immediately and automatically cancelled and the Secured Liabilities shall become immediately due and payable.

9.3	Mandatory Prepayment - Disposal, Insurance, Acquisition Proceeds and IPO Proceeds and Excess Cashflow

(a)	For the purposes of this Agreement:

“Acquisition Proceeds” means the proceeds of a claim (a “Recovery Claim”) against the Vendor or any of its Affiliates (or any employee, officer or adviser) in relation to the Acquisition Documents or against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Acquisition Proceeds, and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) other than a sale, lease, licence, transfer, loan or other disposal made pursuant to paragraphs (a) or (b) of the definition of Permitted Disposal.

“Disposal Proceeds” means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) in connection with any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Excluded Acquisition Proceeds” means any proceeds of a Recovery Claim which the Company notifies the Agent are, or are to be, applied:

(i)	in payment of amounts payable to the Vendor pursuant to the Acquisition Agreement by way of adjustment to the purchase price in respect of the Acquisition;

(ii)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group;

(iii)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged; or

(iv)	to reduce the outstanding instalment payable by the Company under the Acquisition Agreement and/or the Post-Completion Agreements provided that such amount is so applied,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible (but in any event within 30 Business Days, or such longer period as the Majority Lenders may agree) after receipt.

“Excluded Disposal Proceeds” means such amount of the Disposal Proceeds which have been applied or which have been committed or designated to be applied within 12 months of receipt (and if so committed or designated to be so applied within such period, are actually applied within 15 months of receipt, it being understood that such proceeds shall nonetheless be deemed to be “Excluded Disposal Proceeds” pending such application in accordance with the terms hereof) for application in the purchase by a member of the Group of other assets to replace the assets the subject of the Disposal.

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which the Company notifies the Agent are, or are to be, applied:

(i)	to meet a third party liability claim;

(ii)	to cover operating losses in respect of which the relevant insurance claim was made; or

(iii)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 12 months, or such longer period as the Majority Lenders may agree) after receipt.

“Excluded IPO Proceeds” means such amount of the IPO Proceeds that must be applied in prepayment of Financial Indebtedness of the GATE Group outstanding as at the date hereof in accordance with the GATE financing documents in the form as at the date of this Agreement.

“Insurance Proceeds” means the proceeds of any claim under any insurance maintained by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

“IPO Proceeds” means the proceeds of any IPO except for Excluded IPO Proceeds

(b)	HoldCo2 shall provide Common Cash Cover in an amount equal to the following amounts:

(i)	the amount of Acquisition Proceeds;

(ii)	the amount of Disposal Proceeds;

(iii)	the amount of Insurance Proceeds; and

(iv)	the amount equal to 100 per cent. of Excess Cashflow for any Financial Year of HoldCo2, commencing with the Financial Year ending on 31 March 2015 and provided that the aggregate amount of Common Cash Cover to be funded from Excess Cashflow shall not exceed USD18,000,000.

(c)	The Company shall apply (or procure the application of) any IPO Proceeds to fund the ISRA (Company) up to the Required ISRA Amount, provided that:

(i)	such amount shall not be required to be deposited into the ISRA (Company) if on the most recent Calculation Date prior to the occurrence of the IPO the ISRA (Company) was funded up to the Required ISRA Amount; and

(ii)	any amount deposited into the ISRA (Company) pursuant to this paragraph (c) shall not in any event exceed USD20,000,000.

9.4	Timing

(a)	The Obligors shall ensure that:

(i)	Disposal Proceeds, Insurance Proceeds and Acquisition Proceeds are paid into the Common Cash Cover Account as soon as reasonably practicable after receipt by a member of the Group;

(ii)	IPO Proceeds are paid into the ISRA (Company) in accordance with paragraph (c) of Clause 9.3 (Mandatory Prepayment - Disposal, Insurance, Acquisition Proceeds and IPO Proceeds and Excess Cashflow) as soon as reasonably practicable after the IPO occurs;

(iii)	an amount equal to any Excess Cashflow is paid into the Common Cash Cover Account within 10 Business Days of delivery pursuant to Clause 21.1 (Financial statements) of the annual consolidated accounts of HoldCo2 for the relevant Financial Year.

(b)	The Company irrevocably authorises the Agent and the Issuing Bank to apply amounts credited to the Common Cash Cover Account to pay amounts due and payable under the Finance Documents.

9.5	Excluded proceeds

Where Excluded Acquisition Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Acquisition Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Company shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition and if any such amounts are not so applied at the end of the requisite time period such amounts shall be immediately deposited into the Common Cash Cover Account.

10.	RESTRICTIONS

10.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 8 (Illegality, voluntary prepayment and cancellation) or Clause 9 (Mandatory prepayment and cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued Commission, interest and fees on the amount prepaid and, subject to any Break Costs, without premium or penalty.

10.3	Prepayment in accordance with Agreement

The Company shall not repay or prepay all or any part of the Bank Guarantee or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.4	No re-issuance of Facility

The Company may not request the re-issuance of all or any part of the Bank Guarantee which is prepaid, cancelled or reduced.

10.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

10.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 8 (Illegality, voluntary prepayment and cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender or the Issuing Bank, as appropriate.

10.7	Effect of repayment and prepayment on Commitments

If all or part of any Lender’s participation in the Bank Guarantee is repaid or prepaid, an amount of that Lender’s Commitment in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

10.8	Application of prepayments

Any prepayment of the Bank Guarantee (other than a prepayment pursuant to Clause 8.1 (Illegality in relation to Lender), Clause 8.2 (Illegality in relation to Issuing Bank), Clause 8.4 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 8.5 (Mandatory repayment and cancellation of FATCA Protected Lenders)) shall be applied pro rata to each Lender’s participation in the Bank Guarantee.

SECTION 5

COSTS OF UTILISATION

11.	DEFAULT INTEREST

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the aggregate of:

(i)	the Commission;

(ii)	LIBOR; and

(iii)	[***] per. cent per annum,

calculated for successive Terms, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11 shall be immediately payable by the Obligor on demand by the Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Term applicable to that overdue amount but will remain immediately due and payable.

11.2	Non-Business Days

If a Term would otherwise end on a day which is not a Business Day, that Term will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption) if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon (London time) on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to an Unpaid Sum for any Term, then the rate of interest on each Lender’s share of that Unpaid Sum for the Term shall be the percentage rate per annum which is the sum of:

(i)	the Commission;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event prior to the date on which interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Unpaid Sum from whatever source it may reasonably select; and

(iii)	2.00 per. cent per annum.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in Unpaid Sum for that Term shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(c)	If a Market Disruption Event occurs the Agent shall, as soon as is practicable, notify the Company.

(d)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon (London time) on the Quotation Day for the relevant Term LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Term; or

(ii)	before close of business in Singapore on the Business Day following the Quotation Day for the relevant Term, the Agent receives notifications from a Lender or Lenders (whose participations in the Bank Guarantee exceed 35 per cent. of the outstanding amount of the Bank Guarantee) that the cost to it of its participation in that Unpaid Sum from whatever source it may reasonably select would be in excess of LIBOR.

12.3	Break Costs

(a)	The Company shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of an Unpaid Sum being paid by the Company on a day other than the last day of a Term for that Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Term in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 1.00 per cent. per annum on that Lender’s Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Security Agent fee

The Company shall pay to the Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter.

13.5	Bank Guarantee fee

(a)	The Company shall pay to the Agent (for the account of each Lender) the Bank Guarantee fee equal to the Commission on the outstanding amount of the Bank Guarantee requested by it for the period from the issue of the Bank Guarantee until the Termination Date. This fee shall be distributed according to each Lender’s B/G Proportion of the Bank Guarantee.

(b)	The accrued Bank Guarantee fee shall be payable on each Quarter Date and on the Termination Date. If the outstanding amount of the Bank Guarantee is reduced, any Bank Guarantee fee accrued in respect of the amount of that reduction shall be payable on the day that that reduction becomes effective.

(c)	If Common Cash Cover or Individual Cash Cover is provided, the Bank Guarantee fee payable for the account of each Lender shall continue to be payable until the expiry of the Bank Guarantee.

13.6	Account maintenance fee

The Company shall pay to the Agent (for its own account) an account maintenance fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES

14.1	Tax definitions

(a)	In this Clause 14:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

(a)	Without prejudice to Clause 14.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Company shall, within three Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause14.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually received or receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually received or receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	any loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

(b)	A Finance Party intending to make a claim under paragraph (a) above shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Company thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Company shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)	within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

14.6	Indirect Tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

14.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably re quests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exemp t Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100% (or such other percentage prescribed under FATCA from time to time), until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement; or (iii) the implementation or application of or compliance with Basel III. The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity reserve assets or Tax.

(b)	In this Agreement

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Bas el Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or the Bank Guarantee.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Tax definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	Each Obligor jointly and severally shall, within three Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

(iii)	issuing or making arrangements to issue the Bank Guarantee requested by the Company in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement; or

(iv)	the Bank Guarantee (or part of the Bank Guarantee) not being prepaid in accordance with a notice of prepayment given by the Company.

(b)	Each Obligor jointly and severally shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 16.2 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Agent

Each Obligor jointly and severally shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 33.9 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

16.4	Obligor’s Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Company to comply with its obligations under Clause 18 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality in relation to Lender) (or, in respect of the Issuing Bank, Clause 8.2 (Illegality in relation to Issuing Bank)), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Company shall, promptly on demand, pay any Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If an Obligor requests an amendment, waiver or consent the Company shall, within three Business Days of demand, reimburse each of the Agent, the Security Agent and the Issuing Bank for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent, the Security Agent and the Issuing Bank (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Company shall, within three Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing Guarantee

(a)	This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

(b)	Indonesia Target’s obligations arising from the indemnity given in this Agreement are independent undertakings and constitute the Indonesia Target’s own debt and obligations, as meant by or in accordance with Article 1316 of the ICC, separate from the guarantee contained in Clause 19.1 (Guarantee and indemnity) and not accessory to any other Obligor’s obligations under the Finance Documents.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration, judicial management or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Guarantor Intent

Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents including, without limitation, for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate recourse

(a)	Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

(b)	Without prejudice to paragraph (a) above, the Indonesia Target agrees to waive and renounce the benefits of prior exhaustion of remedies against each other Obligor and of the ICC including but not limited to the right to invoke the provisions of Articles 1402, 1430, 1831, 1833, 1837, 1838, 1843, 1847, 1848, 1849 and 1850 of the ICC. This guarantee shall be binding upon the Indonesia Target as an indivisible debt under the ICC.

19.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 33 (Payment mechanics).

19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.10	Guarantee Limitations

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of section 76 of the Companies Act, Chapter 50 of Singapore.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

20.1	General

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party.

20.2	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	Each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted in all material respects.

20.3	Binding obligations

Subject to the Legal Reservations and, in the case of any Transaction Security Document, the Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

20.5	Power and authority

(a)	Subject to the Legal Reservations, it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of its borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

20.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect save for:

(A)	the registration of the Malaysian Share Charge with the High Court of Malaya as an instrument containing a power of attorney, which registration will be undertaken promptly following the execution of the Malaysian Share Charge;

(B)	in relation to each Obligor incorporated in Singapore, the registration of each Transaction Security Document to which that Obligor is party with the Accounting and Corporate Regulatory Authority of Singapore, which registration will be undertaken promptly following the execution of the relevant Transaction Security Document;

(C)	the registration of (i) the Indonesian law fiducia over inventory of the Indonesia Target, (ii) the Indonesian law fiducia over machinery and equipment of the Indonesia Target, (iii) the Indonesian law fiducia over receivables of the Indonesia Target, and (iv) the Indonesian law fiducia over assets of the Indonesia Target at the relevant fiducia office, which registration will be undertaken promptly following the execution of the relevant fiducia documents; and

(D)	if applicable, the registration of the Indonesian law mortgage (hak tanggungan) over the immovable assets (land) of the Indonesia Target at the relevant national land office, which registration will be undertaken promptly following the execution of the relevant Indonesian land mortgage documents.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

20.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

20.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 24.8 (Creditors’ process),

has been taken or, to the knowledge of HoldCo2, threatened in relation to any Obligor or any member of the Group; and none of the circumstances described in Clause 24.6 (Insolvency) applies to any Obligor or any member of the Group.

20.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents save and except for:

(a)	the stamp duty payable in Singapore on this Agreement which will be paid promptly after the date of the this Agreement;

(b)	the stamp duty payable on the Malaysian Share Charge and the power of attorney clause contained therein which will be paid promptly after the date of the Malaysian Share Charge; and

(c)	the registration of the Malaysian Share Charge with the High Court of Malaya as an instrument containing a power of attorney, which will be done promptly after the stamping of the Malaysian Share Charge; and

(d)	stamp duty payable on the Singapore Security Documents which will be paid promptly after the date of the relevant Singapore Security Document.

20.10	Deduction of Tax

(a)	Subject to paragraphs (b) and (c) below, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

(b)	Indonesia Target is required to make a withholding tax deduction of up to 20 per cent. in relation to interest income paid under any Finance Document to a Finance Party that is not resident in Indonesia.

(c)	An Obligor resident in Singapore is required to make a withholding tax deduction of up to 15 per cent. in relation to interest income paid under any Finance Document to a Finance Party that is not resident in Singapore.

20.11	No default

(a)	No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of the Bank Guarantee or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject.

20.12	No misleading information

Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement:

(a)	any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)	the Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions;

(c)	any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(d)	the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(e)	no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect;

(f)	all material information provided to a Finance Party by or on behalf of the Investors, the Parent, HoldCo1, HoldCo2 or the Company in connection with the Acquisition and/or the Target Group and/or the GATE Group on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Package) is accurate in all material respects and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(g)	all other written factual information provided by the Parent, any Obligor or any member of the Group (including any of their respective advisers) to a Finance Party or the provider of any Report was true, complete and accurate in all material respects as at the date it was provided (other than, prior to the Closing Date only, to the extent subsequently superseded or corrected in writing to the Agent and the Arranger) and is not misleading in any respect, provided that in so far as paragraphs (a) to (g) above relate to information in the Reports relating to the Target, such representations and warranties are made only so far as it is aware after making due and careful enquiries.

20.13	Original Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	Its unaudited Original Financial Statements fairly represent its financial condition and results of operations for the relevant period.

(c)	Its audited Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year.

(d)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of HoldCo2) since the date of the Original Financial Statements.

(e)	The Original Financial Statements of each Target do not consolidate the results, assets or liabilities of any person or business which does not form part of that Target.

(f)	Its most recent financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and the Base Case Model; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(g)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

(h)	Since the date of the most recent financial statements delivered pursuant to Clause 21.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Group.

20.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

20.15	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

20.16	Environmental laws

(a)	Each Obligor and each member of the Group is in compliance with Clause 23.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any Obligor or any member of the Group where that claim has or is reasonably likely, if determined against that Obligor or that member of the Group, to have a Material Adverse Effect.

(c)	The cost to the Obligors and the Group of compliance with Environmental Laws (including Environmental Permits) is (to the best of its knowledge and belief, having made due and careful enquiry) adequately provided for in the Base Case Model.

20.17	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax except and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes.

(c)	It is resident for Tax purposes only in its Original Jurisdiction.

20.18	Anti-corruption law and sanctions

(a)	Each Obligor and each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b)	No Obligor, nor any of its Subsidiaries, nor any of their respective directors, officers or employees nor, to the knowledge of any Obligor, any person acting on any of its behalf:

(i)	is a Restricted Party; or

(ii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

20.19	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the assets of any Obligor or any member of the Group other than as permitted by this Agreement.

(b)	No Obligor nor any member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

20.20	Ranking

(a)	Subject to the Legal Reservations, the unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application.

(b)	The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security other than Security arising pursuant to paragraph (a) of the definition of Permitted Security.

20.21	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, the assets necessary to carry on its business as presently conducted.

20.22	Legal and beneficial ownership

(a)	It and each of its Subsidiaries is:

(i)	in respect of assets located outside of Indonesia, the sole legal and beneficial owner of the respective assets over which it purports to grant Security; and

(ii)	in respect of assets located inside Indonesia, the legal owner of the respective assets over which it purports to grant Security.

(b)	All the Target Shares are or will be on the Closing Date legally and beneficially owned (in respect of assets located outside of Indonesia) and legally owned (in respect of assets located inside Indonesia) by the Company free from any claims, third party rights or competing interests other than Permitted Security.

(c)	There are no warrants or options outstanding in respect of the Target Shares.

20.23	Shares

The shares of any Obligor or any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Obligor, any member of the Group or member of the Target Group (including any option or right of pre-emption or conversion).

20.24	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on arm’s length or better terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it and which is material in the context of its business.

20.25	Group Structure Chart

(a)	Assuming Completion has occurred, the Group Structure Chart delivered to the Agent pursuant to Schedule 2 (Conditions precedent) is true, complete and accurate in all material respects and shows the following information:

(i)	the Parent, each Obligor and each member of the Group, including current name and company registration number, its Original Jurisdiction (in the case of an Obligor), its jurisdiction of incorporation (in the case of a member of the Group which is not an Obligor) and/or its jurisdiction of establishment, a list of shareholders (other than in respect of the Parent) and indicating whether a company is not a company with limited liability; and

(ii)	all minority interests in any Obligor or any member of the Group and any person in which any Obligor or any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

(b)	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the final Group structure are set out in the Group Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

20.26	Financial Year end

The Financial Year end of each Obligor and each member of the Group is 31 March.

20.27	Acquisition Documents, disclosures and other Documents

(a)	The Acquisition Documents contain all the terms of the Acquisition.

(b)	There is no disclosure made to the Acquisition Documents which has or may have a adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the Information Package.

(c)	To the best of its knowledge no representation or warranty given by any party to the Acquisition Documents therein is untrue or misleading in any material respect.

(d)	Each of the Post-Completion Agreements is in full force and effect and contains all the terms of all the agreements and arrangements between the parties thereto in respect of the subject matter thereof.

(e)	No circumstances have arisen (whether as a result of a force majeure event or for any other reason) which have led or may lead to any obligation of any party under any Post-Completion Agreement being suspended or incapable of fulfilment.

(f)	Each member of the Panasonic Group is in compliance with its respective obligations under each Post-Completion Agreement to which it is party.

20.28	Pensions

(a)	The pension plans of each member of the Group (if any) are funded to the extent required by applicable law and maintained in accordance with applicable law and contracts and their governing provisions, except (in each case) where non-compliance with the foregoing does not have, and could not reasonably be expected to have, a Material Adverse Effect.

20.29	Holding Companies

Before the Closing Date none of HoldCo1, HoldCo2, JapanCo or the Company has traded or incurred any liabilities or commitments (actual or contingent, present or future) other than:

(a)	as may arise under the Transaction Documents;

(b)	for Acquisition Costs;

(c)	in the case of HoldCo1 acting as the Holding Company of HoldCo2;

(d)	in the case of HoldCo2 acting as the Holding Company of the Company and JapanCo; and

(e)	customary professional fees incurred in respect of the incorporation of its Subsidiary (if any).

20.30	Anti-Social Group

No Obligor nor any member of the Group nor any person who is a director or any other person who is substantively involved in the management of an Obligor or a member of the Group belongs to or is associated with an Anti-Social Group, has an Anti-Social Relationship or has engaged in Anti-Social Conduct.

20.31	Times when representations made

(a)	All the representations and warranties in this Clause 20 are made by each Original Obligor on the date of this Agreement and on the Closing Date.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of the Utilisation Request, on the Utilisation Date, on the first day of each Quarter Period (except that those contained in paragraphs (a) to (e) of Clause 20.13 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(c)	All the representations and warranties in this Clause 20 except Clause 20.12 (No misleading information), Clause 20.25 (Group Structure Chart), Clause 20.27 (Acquisition Documents, Disclosures and Other Documents) and Clause 20.29 (Holding Companies) are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 21:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements).

“Monthly Financial Statements” means the financial statements delivered pursuant to paragraph (c) of Clause 21.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 21.1 (Financial statements).

21.1	Financial statements

HoldCo2 shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 90 days after the end of each of its Financial Years (save in respect of the first Financial Year ending after the Closing Date in which case such period shall be 120 days):

(i)	its audited consolidated financial statements for that Financial Year;

(ii)	the Company’s audited non-consolidated financial statements for that Financial Year; and

(iii)	the audited financial statements (consolidated if appropriate) of each of its Subsidiaries for that Financial Year; and

(b)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years (save in respect of the first two Financial Quarters ending after the Closing Date in which case such period shall be 60 days):

(i)	its consolidated financial statements for that Financial Quarter;

(ii)	the Company’s non-consolidated financial statements for that Financial Quarter; and

(iii)	the financial statements (consolidated if appropriate) of each of its Subsidiaries for that Financial Quarter; and

(c)	as soon as they are available, but in any event within 30 days after the end of each month details of the actual sales (including delivery of ordered products) under the Take or Pay Contract in the previous month, together with copies of Blanket Orders (as defined in the Take or Pay Contract) and rolling forecasts of projected requirements delivered from the Panasonic Group under the Take or Pay Contract.

21.2	Provision and contents of Compliance Certificate

(a)	HoldCo2 shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 22 (Financial covenants) (including, where relevant, the effect of any election under Clause 22.4 (Equity cure)).

(c)	Each Compliance Certificate shall be signed by two directors of HoldCo2 and, if required to be delivered with the consolidated Annual Financial Statements of HoldCo2, shall be reported on by HoldCo2’s Auditors but recognising that such report will be in a form which the Auditors are prepared to give and only to the extent that firms of auditors of international repute have not adopted a general policy of not reporting on such Compliance Certificates.

21.3	Requirements as to financial statements

(a)	HoldCo2 shall ensure that each set of Annual Financial Statements, Quarterly Financial Statements and Monthly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition HoldCo2 shall ensure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors;

(ii)	each set of Quarterly Financial Statements includes a cashflow forecast in respect of the Group relating to the three month period commencing at the end of the relevant Financial Quarter and details of the Capital Expenditure usage for that Financial Quarter;

(b)	Each set of financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i)	shall be certified by a director of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the directors of HoldCo2 comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Base Case Model and in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, HoldCo2 notifies the Agent that there has been a change in the Accounting Principles or the accounting practices or reference periods (including any change to a financial year end date in accordance with Clause 21.6 (Year-end)) and its Auditors (or, if appropriate, the Auditors of that member of the Group) deliver to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Base Case Model or, as the case may be, that member of the Group’s Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with, to determine the amount of any prepayments to be made from excess cashflow under Clause 9.3 (Mandatory Prepayment – Disposal, Insurance, Acquisition Proceeds and IPO Proceeds and Excess Cashflow) and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model and the Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the Original Financial Statements were prepared.

(c)	If a Default is continuing and the Agent wishes to discuss the financial position of any Obligor or any member of the Group with the Auditors, the Agent may notify HoldCo2, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, HoldCo2 must ensure that the Auditors are authorised (at the expense of HoldCo2):

(i)	to discuss the financial position of each Obligor and each member of the Group with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

21.4	Budget

(a)	HoldCo2 shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event:

(i)	subject to paragraph (ii) below, within 90 days after the start of each of its Financial Years, an annual Budget for that Financial Year; and

(ii)	in respect of the first Budget to be delivered following a change of its Financial Year pursuant to Clause 21.6 (Year-end), within 30 days after the start of that Financial Year, an annual Budget for that Financial Year.

(b)	HoldCo2 shall ensure that:

(i)	the form and content of each Budget is reasonably acceptable to the Agent and includes:

(A)	a projected consolidated profit and loss, balance sheet and cashflow statement for the Group and projected financial covenant calculations;

(B)	details of the annual forecast Capital Expenditure; and

(C)	an update on the discussions of the GATE Group with the creditors of the financing arrangements of the GATE Group in relation to the Alleged Default;

(ii)	each Budget is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 21.1 (Financial statements); and

(iii)	each Budget has been approved by the board of directors of HoldCo2.

21.5	Presentations

Once in every Financial Year if requested to do so by the Agent, at least two directors of HoldCo2 (one of whom shall be the chief financial officer) must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

21.6	Year-end

(a)	No Obligor shall (and HoldCo2 shall ensure that no member of the Group shall) change its Financial Year end from 31 March unless:

(i)	such change is a change to a financial year end of 31 December and each member of the Group changes its financial year end to 31 December; and

(ii)	such change is made on or prior to 31 December 2014.

(b)	In the event of a change of Financial Year end in accordance with paragraph (a) above, HoldCo2 shall, as soon as the same becomes available but in any event by 31 January 2015, supply to the Agent in sufficient copies for all the Lenders a revised Base Case Model in form and substance satisfactory to the Agent.

21.7	Information: miscellaneous

HoldCo2 shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by any Obligor to its shareholders generally (or any class of them) or dispatched by any Obligor to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor or any member of the Group or any member of the GATE Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any material labour dispute affecting any member of the Group or, if it is reasonably like to affect the services provided under the Management Services Agreement, the GATE Group;

(d)	promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against the Vendor or any other person in respect of the Acquisition Documents and details of any disposal or insurance claim which will require a prepayment under Clause 9.3 (Mandatory Prepayment – Disposal, Insurance, Acquisition Proceeds and IPO Proceeds and Excess Cashflow);

(e)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(f)	promptly on request, such further information regarding the financial condition, assets and operations of the Group, any Obligor and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement and an up to date copy of its shareholders’ register (or equivalent in its Original Jurisdiction)) as any Finance Party through the Agent may reasonably request;

(g)	details of any changes to the corporate structure of any Obligor or the Group or any changes to the constitutional documents of any Obligor or any Target;

(h)	details of any material amendment, waiver, consent, breach, dispute, default, notice or claim in respect of any Acquisition Document or the Post-Completion Agreements (and the steps, if any, being taken to remedy it);

(i)	details of any post-closing adjustments to the purchase price for any Target;

(j)	notification of any potential shortage of cash for an Instalment Payment;

(k)	prior notification of any set-off of unpaid payments owed by the Company under the Acquisition Agreement and unpaid payments owed by the Panasonic Group under the Take or Pay Contract;

(l)	within 10 Business Days of the start of each month, a monthly report of the balance of the Operating Accounts and the Permitted Cash Management Accounts and the cash balance held by each of Malaysia Target and Indonesia Target;

(m)	within 10 Business Days of the start of each month, a summary of the key terms and transactions undertaken in respect of each Permitted GATE Group Transaction in the previous month and details of any Permitted GATE Group Acquisition Cost Payment made in the previous month;

(n)	promptly, details of any changes to management of any Obligor or any member of the Group (and the reason for such change); and

(o)	promptly following receipt by HoldCo2, a copy of the Quarterly Actual Report (as defined in the Management Services Agreement).

21.8	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the Parent or the composition of the shareholders, directors or authorised signatories of an Obligor or the Parent after the date of this Agreement;

(iii)	a proposed transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such transfer; or

(iv)	any internal policy of the Agent, the Issuing Bank or any Lender,

obliges the Agent, the Issuing Bank or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent, the Issuing Bank or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of the Issuing Bank or any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, the Issuing Bank, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations and internal policies pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	If the accession of an Additional Guarantor obliges the Agent, the Issuing Bank or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent, the Issuing Bank or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of the Issuing Bank or any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, the Issuing Bank or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

22.	FINANCIAL COVENANTS

22.1	Financial definitions

In this Agreement:

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the date six Months after the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Cashflow” means, in respect of any Relevant Period, EBITDA for that Relevant Period after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in calculating EBITDA for any Relevant Period;

(c)	adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that Relevant Period by any member of the Group;

(d)	adding (to the extent not already taken into account in determining EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any entity which is itself not a member of the Group and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during the Relevant Period to minority shareholders in members of the Group;

(e)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;

(f)	deducting the amount of any Capital Expenditure actually made in cash during that Relevant Period by any member of the Group except (in each case) to the extent funded from New Equity;

(g)	deducting amounts paid in cash in respect of Tax;

(h)	(to the extent not already deducted in determining EBITDA) deducting the amount of Relevant Proceeds which have been credited to the Common Cash Cover Account; and

(i)	(to the extent not already taken into account in determining EBITDA) adding the amount of Relevant Proceeds which have been released from the Common Cash Cover Account pursuant to Clause 48.2 (Release of Common Cash Cover), and so that no amount shall be added (or deducted) more than once and there shall be excluded the effect of all cash movements associated with the Acquisition and the Acquisition Costs.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims;

(d)	any interest owing to any member of the Group; and

(e)	amounts owed by the Vendor in connection with the Acquisition.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group expected to be settled within twelve months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims;

(e)	liabilities in relation to dividends declared but not paid by HoldCo2 or by a member of the Group in favour of a person which is not a member of the Group; and

(f)	amounts owed to the Vendor in connection with the Acquisition.

“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid or payable by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any member of the Group;

(c)	after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period);

(d)	before taking into account any Exceptional Items;

(e)	before deducting any Acquisition Costs;

(f)	before taking into account any unrealised gains or losses on any derivative instrument or financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(g)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 March 2014,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs, write offs or impairment of non-current assets or any reversal of any write down or impairment; and

(c)	disposals of assets associated with discontinued operations.

“Excess Cashflow” means, for any period for which it is being calculated, Cashflow for that period less (except to the extent already deducted in calculating Cashflow):

(a)	the Monthly Payments for that period; and

(b)	such amount required to ensure that an aggregate amount up to the Minimum Operating Account Amount stands to the credit of the Operating Accounts and the Permitted Cash Management Accounts.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings paid or payable by any member of the Group (calculated on a consolidated basis) in cash or capitalised in respect of that Relevant Period:

(a)	including any upfront fees or costs which are included as part of the effective interest rate adjustments;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)	excluding any Acquisition Costs; and

(e)	excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Financial Quarter Date and ending on the next Financial Quarter Date.

“Financial Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Minimum Cash Balance” means the aggregate amount of the cash of the Group held in the Operating Accounts and the Permitted Cash Management Accounts including the amount of the equity proceeds received by the Company from HoldCo2 (which was received by HoldCo2 from HoldCo1 and which in turn was received by HoldCo1 from the Parent) prior to the Closing Date and not used as at the time of the test and New Equity received and applied in accordance with Clause 22.4 (Equity cure) and excluding amounts held in the ISRA (HoldCo2), the ISRA (Company), the Common Cash Cover Account, the Individual Cash Cover Account and the Excluded Bilateral Facility Cash Collateral.

“Relevant Period” means each period of twelve months ending on or about the last day of the Financial Year and each period of twelve months ending on or about the last day of each Financial Quarter Date.

“Relevant Proceeds” means Acquisition Proceeds, Disposal Proceeds or Insurance Proceeds (each as defined in Clause 9.3 (Mandatory Prepayment – Disposal, Insurance, Acquisition Proceeds and IPO Proceeds and Excess Cashflow)).

“Working Capital” means, on any date, Current Assets less Current Liabilities.

22.2	Financial condition

HoldCo2 shall ensure that:

(a)	Minimum Cash Balance: Other than as a result of applying Excess Cashflow in accordance with Clause 9.3 (Mandatory Prepayment – Disposal, Insurance, Acquisition Proceeds and IPO Proceeds and Excess Cashflow), the Minimum Cash Balance shall not be less than USD12,000,000 on each Financial Quarter Date.

(b)	Capital Expenditure: The aggregate cash expenditure in respect of Capital Expenditure of the Group and the higher of the market value of and the net consideration paid pursuant to all Permitted GATE Acquisitions in that Financial Year shall not exceed the Capex Limit.

22.3	Financial testing

The financial covenants set out in Clause 22.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a)(i) and (b)(i) of Clause 21.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and contents of Compliance Certificate).

22.4	Equity cure

(a)	Subject to the rest of this Clause 22.4, HoldCo2 may elect to use the net amounts received in cash in respect of any New Equity which have been applied in accordance with paragraph (b) below to remedy non-compliance with any requirement set out in paragraph (a) (Minimum Cash Balance) of Clause 22.2 (Financial condition) by including such amounts as the Minimum Cash Balance by depositing such amounts in the Operating Accounts or the Permitted Cash Management Accounts.

(b)	The net amounts received in cash in respect of any New Equity may only be taken into account to remedy non-compliance with any requirement set out in paragraph (a) (Minimum Cash Balance) of Clause 22.2 (Financial condition) if each of the following conditions is satisfied:

(i)	HoldCo2 elects to apply those amounts in accordance with paragraph (a) above before the date which is 20 Business Days after the date of delivery of the Compliance Certificate relating to the Relevant Period to which the non-compliance relates;

(ii)	any such election is by notice to the Agent and the notice certifies the aggregate such amounts received by HoldCo2, specifies the Relevant Period in respect of which they are to be taken into account (being the Relevant Period referred to in paragraph (i) above) and is signed by two directors of HoldCo2; and

(iii)	HoldCo2 may not make any such election more than two times over the life of the Facility.

(c)	The net amounts received in cash in respect of any New Equity shall be deemed for the purposes of this Clause 22.4 to be received on the first day of the Relevant Period in respect of which they are to be taken into account to remedy non-compliance with any requirement set out in paragraph (a) (Minimum Cash Balance) of Clause 22.2 (Financial condition).

(d)	The relevant election notice shall be accompanied by a revised Compliance Certificate indicating compliance with paragraph (a) (Minimum Cash Balance) of Clause 22.2 (Financial condition) after taking into account the amounts used to remedy the non-compliance.

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

23.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	if so requested by the Agent, supply certified copies to the Agent of:

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents and the Acquisition Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or Acquisition Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.2	Compliance with laws

Each Obligor shall (and HoldCo2 shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

23.3	Environmental compliance

Each Obligor shall (and HoldCo2 shall ensure that each member of the Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.4	Environmental claims

Each Obligor shall (through the Company), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any Obligor or any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that Obligor or that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

23.5	Anti-corruption law and sanctions

(a)	No Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) directly or indirectly use the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and HoldCo2 shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

(c)	The Bank Guarantee will not be used:

(i)	to finance equipment or sectors under embargo decisions of the United Nations or the World Bank; or

(ii)	in breach of any Sanctions.

23.6	Taxation

(a)	Each Obligor shall (and HoldCo2 shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)	No member of the Group may change its residence for Tax purposes.

Restrictions on business focus

23.7	Merger

No Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

23.8	Change of business

HoldCo2 shall procure that no substantial change is made to the general nature of the business of HoldCo2, the Obligors or the Group taken as a whole from that carried on by the Target Group at the date of this Agreement.

23.9	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and HoldCo2 shall ensure that no other member of the Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

23.10	Joint ventures

No Obligor shall (and HoldCo2 shall ensure that no other member of the Group will):

(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

23.11	Holding Companies

None of HoldCo1, HoldCo2 or the Company shall trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if those shares, credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security;

(c)	any liabilities under the Transaction Documents to which it is a party;

(d)	professional fees and administration costs in the ordinary course of business as a holding company;

(e)	in respect of HoldCo2, any liabilities under the original form of the Sales Support Agreement;

(f)	in respect of HoldCo2, any liabilities under the original form of the Management Services Agreement; and

(g)	in respect of HoldCo2, any liabilities under sub-contracting agreements with each Target.

Restrictions on dealing with assets and Security

23.12	Preservation of assets

Each Obligor shall (and HoldCo2 shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its material assets necessary in the conduct of its business.

23.13	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application.

23.14	Acquisition Documents

(a)	The Company shall (and HoldCo2 will procure that the Company will) promptly pay all amounts payable to the Vendor under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment or such amounts are guaranteed pursuant to the Bank Guarantee).

(b)	The Company shall, (and HoldCo2 will procure that the Company and each relevant member of the Group will), take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Acquisition Documents where failing to do so would materially adversely affect the interests of the Finance Parties under the Finance Documents.

23.15	Negative pledge

In this Clause 23.15, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and HoldCo2 shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi - Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

23.16	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

23.17	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) enter into any transaction with any person except on arm’s length terms and for full market value (or in each case on terms which are more favourable to that Obligor or member of the Group).

(b)	The following transactions shall not be a breach of this Clause 23.17:

(i)	intra-Group loans permitted under Clause 23.18 (Loans or credit);

(ii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent;

(iii)	any Permitted Transaction; or

(iv)	a sale, lease, transfer or disposal made pursuant to paragraph (g) of the definition of Permitted Disposal.

Restrictions on movement of cash - cash out

23.18	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

23.19	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) provide or allow to remain outstanding any guarantee provided by it or any member of the Group in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

23.20	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Obligors shall not (and will ensure that no member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the direct or indirect shareholders of the Company; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction.

Restrictions on movement of cash - cash in

23.21	Financial Indebtedness

(a)	Except as permitted under paragraph (c) below, no Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Notwithstanding paragraph (a) above, no Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness provided by any member of the GATE Group or any Holding Company of HoldCo2.

(c)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

23.22	Share capital

No Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) (a) issue any shares or (b) grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of any Obligor or any member of the Group (including any right of pre-emption, conversion or exchange), or alter any right attaching to any share capital of any Obligor or any member of the Group except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

Miscellaneous

23.23	Insurance

(a)	Each Obligor shall (and HoldCo2 shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

23.24	Pensions

Each Obligor shall ensure that all pension schemes maintained or operated by, or for the benefit of, any member of the Group or any of its employees are funded to the extent required by law and maintained in accordance with all applicable laws and contracts and their governing provisions, except where non-compliance does not have, or could not reasonably be expected to have, a Material Adverse Effect.

23.25	Access

If an Event of Default is continuing or the Agent reasonably suspects an Event of Default is continuing or may occur, each Obligor shall, and HoldCo2 shall ensure that each member of the Group will, permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Company to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with Senior Management.

23.26	Senior management

Each Obligor must ensure that there is in place in respect of each Obligor and each member of the Group qualified management with appropriate skills.

23.27	Intellectual Property

Each Obligor shall (and HoldCo2 shall procure that each other member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of such Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect and record its interest in that Intellectual Property; and

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which is reasonably likely to materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property, where failure to do so, in the case of paragraphs (a) and (b) above, or, in the case of paragraph (d) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

23.28	Amendments

(a)	No Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent), Clause 23.33 (Conditions subsequent) or Clause 26 (Changes to the Obligors) or enter into any agreement with any shareholders of HoldCo2 or any of their Affiliates which is not a member of the Group except in writing:

(i)	in accordance with Clause 39 (Amendments and waivers);

(ii)	prior to or on the Closing Date, with the prior written consent of the Original Lenders; or

(iii)	after the Closing Date, in a way which could not be reasonably expected materially and adversely to affect the interests of the Lenders (for the avoidance of doubt:

(A)	any reduction in the amounts payable by the Beneficiary or price under the Take or Pay Contract;

(B)	any change in the timing or account to which amounts are payable pursuant to the Take or Pay Contract;

(C)	any increase in the amount payable by the Company under the Acquisition Agreement or under the PCA Guarantee Agreement or the timing of such payments; or

(D)	any termination of the Take or Pay Contract,

shall be deemed to materially and adversely affect the interests of the Lenders).

(b)	Without prejudice to paragraph (a) above, HoldCo2 shall promptly supply to the Agent a copy of any document which amends, varies, novates, supplements, supersedes, waives or terminates any Acquisition Document or any Post-Completion Agreement.

(c)	Without prejudice to the rights of the Obligors pursuant to paragraph (a) above, each Obligor shall (and HoldCo2 shall ensure that each member of the Group will):

(i)	duly and punctually perform and comply in all material respects with its obligations under the Post-Completion Agreements to which that member of the Group is party; and

(ii)	take all steps necessary or desirable to protect, maintain, exercise and enforce all its rights with respect to the Post-Completion Agreements and to procure the due performance by each other party to the Post-Completion Agreements of such party’s respective obligations under each of the Post-Completion Agreements (other than the obligations of the Company pursuant to the PCA Guarantee Agreement).

(d)	No Obligor shall (and HoldCo2 shall ensure that no member of the Group will) assign any of its rights or transfer any of its obligations under any Post-Completion Agreement in whole or in part, except pursuant to a Transaction Security Document.

23.29	Financial assistance

Each Obligor shall (and HoldCo2 shall procure that each other member of the Group will) ensure that all payments between members of the Group, all guarantees issued by any Obligor under any Secured Document and any Security created pursuant to any Secured Document by any Obligor, are made or created in compliance with any applicable law or regulation in any Relevant Jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.

23.30	Treasury Transactions

(a)	No Obligor shall (and HoldCo2 will procure that no other member of the Group will) enter into any Treasury Transaction.

(b)	Paragraph (a) above does not apply to a Permitted Treasury Transaction provided that on the date of entering into any Treasury Transaction by any member of the Group the aggregate value of the loss on all outstanding Treasury Transactions of the Group (less the amount of Excluded Bilateral Facility Cash Collateral provided solely in respect of such Treasury Transactions and available to be applied against such loss) does not exceed USD4,000,000 (or its equivalent) (and, when calculating the value of the loss on any outstanding Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account).

23.31	Cash management

(a)	No Obligor shall (and the HoldCo2 will procure that no other member of the Group will) at any time hold cash or, subject to paragraph (b) below, Cash Equivalent Investments in an account other than the Transaction Accounts, the Permitted Cash Management Accounts and bank accounts existing as at the date of this Agreement.

(b)	No Obligor shall (and HoldCo2 will procure that no other member of the Group will) at any time hold Cash Equivalent Investments in a Transaction Account other than an Operating Account.

(c)	No Obligor shall (and the HoldCo2 will procure that no other member of the Group will):

(i)	withdraw any amount from the Collection Account, the ISRA (HoldCo2), the ISRA (Company), the Common Cash Cover Account or the Individual Cash Cover Account other than as permitted pursuant to Clause 23.34 (Required ISRA Amount) or Clause 48.2 (Release of Common Cash Cover and Individual Cash Cover);

(ii)	withdraw any amount from an Operating Account if an Event of Default is continuing; or

(iii)	deposit any amount in a Permitted Cash Management Account if an Event of Default is continuing.

(d)	The Company shall procure that Indonesia Target shall not hold cash or Cash Equivalent Investments in an amount greater than:

(i)	prior to 31 December 2014, USD20,000,000 (or its equivalent in any other currency or currencies); and

(ii)	thereafter, USD8,000,000 (or its equivalent in any other currency or currencies).

(e)	The Company shall procure that Malaysia Target shall not at any time hold cash or Cash Equivalent Investments in an amount greater than USD5,000,000 (or its equivalent in any other currency or currencies).

23.32	Further assurance

(a)	Subject to the Agreed Security Principles, each Obligor shall (and HoldCo2 shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to and in accordance with the Finance Documents or by law; and/or

(ii)	following the giving of a notice pursuant to Clause 24.20 (Acceleration), to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and HoldCo2 shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

23.33	Conditions subsequent

(a)	The Obligors shall ensure that the Agent has received all of the documents and other evidence listed in Schedule 3 (Conditions subsequent), each in form and substance satisfactory to the Agent, within the time periods set out in Schedule 3 (Conditions subsequent).

(b)	Each Obligor must use, and must procure that any other member of the Group that is a potential provider of Transaction Security uses, all reasonable endeavours lawfully available to avoid or mitigate the constraints on the provision of Security provided for in the Agreed Security Principles.

(c)	The Company shall supply to the Agent, by no later than the date falling 90 days after the date of any Finance Document (including this Agreement) (other than a Finance Document already executed in Bahasa Indonesia) to which any member of the Group incorporated in Indonesia or an Indonesian person is party, a sworn Bahasa Indonesia translation of that Finance Document (containing a provision that in the event there are inconsistencies between the English version of that Finance Document and its corresponding Bahasa Indonesia version, the terms and provisions of the English version shall prevail) and shall do all other acts necessary to comply with Law No. 24 in respect of that Finance Document. The translator engaged by the Company to translate any relevant Finance Document pursuant to this Clause must be an official sworn translator acceptable to the Agent. The Company will be responsible for all costs associated with the translation and delivery of each Finance Document (including legal opinions) required to be supplied to the Agent under this Clause.

23.34	Required ISRA Amount

(a)	In this Agreement:

“A” means, subject to paragraph (n) below, an amount in US Dollars calculated by HoldCo2 as follows:

For the Project Year starting on 1 April 2014:

“A” = ((the Required ISRA Amount) / (Annual Commitment for that Project Year)) x ((number of the remaining calendar months in that Project Year after the Closing Date (“X”))/ (X-1)).

For each Project Year starting on or after 1 April 2015:

“A” = (the Required ISRA Amount) / (Annual Commitment for that Project Year).

“Annual Commitment” has the meaning given to it in the original form of the Take or Pay Contract.

“Monthly Payment” means for each month of a Project Year (other than March), the portion “A” of the revenue received from the Panasonic Group under the Take or Pay Contact (including the Annual Liquidated Damages paid in relation to the Interim Payment (both as defined in the Take or Pay Contract)).

(b)	The Obligors shall ensure that all amounts to be received by a member of the Group pursuant to the Take or Pay Contract are credited by the Panasonic Group to the Collection Account.

(c)	HoldCo2 shall advise the Agent and the Issuing Bank of the Monthly Payment on or before the 15th day of each month (other than March).

(d)	HoldCo2 and the Company hereby instruct the Issuing Bank to make the following withdrawals and transfers in the following order:

(i)	first, on or about the 15th day of each month (other than March) (or such later date on or after which payment is received from the Panasonic Group), to debit from the Collection Account and to credit to the ISRA (HoldCo2) an amount equal to the Monthly Payment or, as the case may be, the relevant amount set out in paragraph (f) below; and

(ii)	second, on or about the 15th day of each month (other than March) (or such later date on or after which payment is received from the Panasonic Group), to debit from the Collection Account and to credit to the Operating Account (HoldCo2 - USD) any remaining balance at that date in the Collection Account.

(e)	On or after 25 September and 25 February each year, but in any event no later than 5 October and 5 March, respectively, HoldCo2 will notify (with such notification to be countersigned by the Beneficiary) the Agent and the Issuing Bank of the amount of liquidated damages payable by the Beneficiary on 15 October and 15 March, respectively.

(f)	If the amount standing to the credit of the ISRA (HoldCo2) after depositing the “A” portion of revenues received from the Panasonic Group is less than the Required ISRA Amount by the 11th month of the Project Year, the payment by using the portion “A” shall not apply to March (being the final month of such Project Year) and the remaining balance for the next Instalment Payment shall be transferred from the Collection Account to the ISRA (HoldCo2) in accordance with paragraph (d) above from the revenue received from the Panasonic Group pursuant to the Take or Pay Contract in March, or (if no or insufficient such revenue is received) funded by the Group using funds in the Operating Accounts and the Permitted Cash Management Accounts.

(g)	If the amount on deposit in the ISRA (HoldCo2) reaches the Required ISRA Amount before the Calculation Date, HoldCo2’s obligation to fund the ISRA (HoldCo2) pursuant to paragraph (d)(i) above will cease until the next Project Year.

(h)	Without prejudice to paragraph (i) below, no amount credited to the ISRA (HoldCo2) or the ISRA (Company) will be released to HoldCo2 or the Company regardless of any subsequent refund or reimbursement made by any member of the Group to the Panasonic Group pursuant to the Take or Pay Contract.

(i)	HoldCo2 and the Company hereby instruct the Issuing Bank to, on or about 15 March of each Project Year (or such later date on or after which payment is received into the ISRA (HoldCo2) pursuant to paragraph (f) above), debit from the ISRA (HoldCo2) all amounts standing to the credit of that account and to credit all such amounts to the ISRA (Company).

(j)	The Company may only debit (by instructing the Issuing Bank to do so and with such transfer to be made on or about 17 March of each Project Year) amounts from the ISRA (Company) and transfer those amount to an account of the Vendor (or otherwise to the order of the Vendor) in accordance with the original form of the Acquisition Agreement and the Post-Completion Agreements.

(k)	Without prejudice to Clause 27.10 (Exclusion of liability), the Issuing Bank will not be liable for any delay (or any related consequences) in crediting the ISRA (HoldCo2), the Operating Account (HoldCo2 – USD) or the ISRA (Company) or any other account if the Issuing Bank has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Issuing Bank for that purpose. Any payments by the Issuing Bank (including as to timing) shall be subject to its account mandate terms.

(l)	If the amount on deposit in the ISRA (HoldCo2) exceeds the Required ISRA Amount before the Calculation Date as a result of reductions made in accordance with the Acquisition Agreement and/or the Post-Completion Agreements to the Instalment Payment required in that Project Year (such amount being the “Excess Amount”) and the Agent has received a certificate from the Company and the Beneficiary confirming the US Dollar amount of such reduction, such Excess Amount shall be deemed to constitute one or more Monthly Payments for the immediately following Project Year and the Monthly Payments for the immediately following Project Year shall be reduced in chronological order by the Excess Amount until all of the Excess Amount has been utilised in full.

(m)	Any payment under this Clause which is due to be made on a day that is not a Business Day shall be made on the next Business Day. If:

(i)	any instruction is received; or

(ii)	any amount is credited to an account,

on or after 2:00 p.m. on any Business Day, the Issuing Bank shall be under no obligation to effect such instruction or make any onward transfer of such amount until the following Business Day or such later date as referred to above.

(n)	The inclusion of any amount referred to in clause 21.1.2 (Minimum Purchase Commitment and Rebate) of the Take or Pay Contract as Eligible Revenue (as defined in the Take or Pay Contract) (and thereby its inclusion as Annual Commitment) is subject to the prior approval of all the Lenders.

(o)	No deferral of the Annual Commitment (such as that referred to in clause 21.7 (Minimum Purchase Commitment and Rebate) of the Take or Pay Contract) shall be made without the consent of all the Lenders.

23.35	Anti-Social Forces

Each Obligor shall ensure that:

(a)	no Obligor nor any member of the Group is classified as an Anti-Social Group, nor shall any Obligor or any member of the Group have any Anti-Social Relationship nor engage in any Anti-Social Conduct, whether directly or indirectly through a third party;

(b)	no shares or other equity interests in it or any member of the Group are transferred to an Anti-Social Group; and

(c)	no Obligor or any member of the Group shall make any claim against any Finance Party for any damages or losses suffered or incurred as a result of any Finance Party exercising its rights under this Agreement as a result of any breach of paragraphs (a) and (b) above or a ny misrepresentation in connection with Clause 20.30 (Anti-Social Group).

23.36	Indonesian regulations

(a)	The Company shall procure that each Obligor incorporated in Indonesia shall comply with Presidential Decree No. 59 dated 12 October 1972, Presidential Decree No. 39 dated 4 September 1991 and Bank Indonesia Regulation No. 14/21/PBI/2012 dated 21 December 2012 (as amended from time to time) and its implementing regulations prevailing from time to time, including, but not limited to, providing an appropriate periodical foreign exchange flow activities report in connection with this Agreement.

(b)	Each Obligor further undertakes that it will not (and it will not take any action to allow or assist any other party to), in any manner or forum, initiate proceedings or claim for nullification or invalidity of the Finance Documents or raise or file any objection to the Finance Docum ents, on the basis of its failure to comply with any filing or reporting obligation (including, for the avoidance of doubt, under Presidential Decree No. 59 dated 12 October 1972, Presidential Decree No. 39 dated 4 September 1991 and Bank Indonesia Regulation No. 14/21/PBI/2012 dated 21 December 2012).

23.37	GATE Group transaction

(a)	Other than Permitted GATE Group Transactions and Permitted GATE Group Management Services, no Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) enter into a GATE Group Transaction.

(b)	No Obligor shall (and HoldCo2 shall ensure that no other member of the Group will) make any payment to a member of the GATE Group other than pursuant to a Permitted GATE Group Transaction, a Permitted GATE Group Management Services Payment or a Permitted GATE Group Acquisition Cost Payment.

23.38	Auditors

Each Obligor shall ensure that its auditors (and the auditors of each member of the Group) are one of the Auditors.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.20 (Acceleration) and Clause 24.21 (Clean-Up period)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error and payment is made within three Business Days of its due date.

24.2	Financial covenants and other obligations

Subject to Clause 22.4 (Equity cure), any requirement of Clause 22 (Financial covenants) is not satisfied or an Obligor does not comply with the provisions of Clause 21 (Information undertakings), Clause 23.33 (Conditions subsequent) or Clause 23.34 (Required ISRA Amount).

24.3	Other obligations

(a)	The Parent or an Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants and other obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Company or relevant Obligor and (ii) the Company, an Obligor or the Parent becoming aware of the failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor or the Parent in the Finance Documents or any other document delivered by or on behalf of any Obligor or the Parent under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect (or where that representation or statement is itself qualified by reference to materiality, in any respect) when made or deemed to be made unless the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within the earlier of (i) 15 Business Days of the Agent giving notice to the Company or relevant Obligor and (ii) the Company, an Obligor or the Parent becoming aware of the misrepresentation.

24.5	Cross default

(a)	Any Financial Indebtedness of any Obligor or any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor or any member of the Group is cancelled or suspended by a creditor of any Obligor or any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any Obligor or any member of the Group becomes entitled to declare any Financial Indebtedness of any Obligor or any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD3,000,000 (or its equivalent in any other currency or currencies).

24.6	Insolvency

(a)	The Parent, an Obligor or a member of the Group:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Parent, any Obligor or any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Parent, an Obligor or any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

24.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Parent, any Obligor or any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Parent, any Obligor or any member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, judicial manager, compulsory manager or other similar officer in respect of the Parent, any Obligor or any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of the Parent, any Obligor or any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged or dismissed within 30 days (or, in the case of a member of the Group incorporated in Malaysia or Indonesia, 60 days) of commencement; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of “Permitted Transaction”.

24.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Parent, an Obligor or a member of the Group and is not discharged within 30 days.

24.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for the Parent, an Obligor or any member of the Group that is a party to the Subordination Agreement to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Subordination Agreement is or becomes unlawful.

(b)	Any obligation or obligations of the Parent or any Obligor under any Finance Documents or the Parent, any Obligor or any member of the Group under the Subordination Agreement are not (subject to the Legal Reservations) or cease to be (or are alleged by, as the case may be, the Parent, such Obligor or such member of the Group to not be) legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.10	Subordination Agreement

(a)	Any party to the Subordination Agreement (other than a Finance Party) fails to comply with the provisions of, or does not perform its obligations under, the Subordination Agreement; or

(b)	a representation or warranty given by that party in the Subordination Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 15 Business Days of the earlier of (i) the Agent giving notice to that party and (ii) that party becoming aware of the non-compliance or misrepresentation.

24.11	Cessation of business

Any Obligor or any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a part of its business which is material in the context of the Group (taken as a whole) except as a result of a Permitted Disposal or a Permitted Transaction.

24.12	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of HoldCo2 or the Company.

24.13	Expropriation

The authority or ability of any Obligor or any member of the Group to conduct its business is wholly or substantially limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any member of the Group or any of its assets.

24.14	Repudiation and rescission of agreements

(a)	A party (other than a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to the Acquisition Documents or the Post-Completion Agreements rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part.

24.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against the Parent, any Obligor or any member of the Group or its assets which have or are reasonably likely to have a Material Adverse Effect.

24.16	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

24.17	Declared Company

The Parent or any Obligor which is incorporated in Singapore is declared by the Minister of Finance to be a company to which Part IX of the Companies Act, Chapter 50 applies.

24.18	Post-Completion Agreements

(a)	Any member of the Group is in breach of any Post-Completion Agreement or any member of the Panasonic Group gives notice of default (however described) under any Post-Completion Agreement to any member of the Group.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Company or relevant Obligor and (ii) the Company or any member of the Group becoming aware of the failure to comply and as a result the relevant breach under the relevant Post-Completion Agreement is cured or waived in accordance with the terms thereof.

24.19	Recovery claims

At any time prior to the Accountants’ Report being addressed solely to, and/or being capable of being exclusively relied upon by, HoldCo2 and the Legal Due Diligence Reports being addressed solely to, and/or being capable of being exclusively relied upon by, the Parent, any proceeds of a claim against the provider of the relevant Report (in its capacity as a provider of that Report) received by any person who is not a member of the Group are not promptly provided by way of New Equity by the Parent to HoldCo1 and by HoldCo1 to HoldCo2.

24.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)	declare that Common Cash Cover in respect of the Bank Guarantee is immediately due and payable at which time it shall become immediately due and payable;

(c)	declare that Common Cash Cover in respect of the Bank Guarantee is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents,

provided that, save as otherwise required or permitted by this Agreement or the Bank Guarantee, paragraphs (a) to (d) above shall not have the effect of cancelling, terminating on amending the Bank Guarantee or any part thereof.

24.21	Clean-Up period

Notwithstanding any other provision of any Finance Document:

(a)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b)	any Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or approved by the Parent or an Obligor;

(iv)	it is not reasonably likely to have a Material Adverse Effect; and

(v)	the Company could not reasonably have been expected to have prevented or overcome such breach of a Clean-Up Representation or a Clean-Up Undertaking or such Clean-Up Default.

If the relevant circumstances constituting such breach or Clean-Up Default are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Transfers by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of transfer

(a)	The consent of the Company is required before an Existing Lender may make a transfer in accordance with Clause 25.1 (Transfers by the Lenders) unless the transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender;

(iii)	made at a time when an Event of Default is continuing; or

(iv)	to an Investment Grade Lender.

(b)	The consent of the Issuing Bank is required for any transfer by an Existing Lender of any of its rights and/or obligations under the Facility.

(c)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred.

(e)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Transfer fee

Unless the Agent otherwise agrees and excluding a transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facility, the New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of USD2,500.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of the Parent or any Obligor;

(iii)	the performance and observance by the Parent, any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non- performance by any Obligor of its obligations under the Transaction Documents or otherwise.

25.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders and the Issuing Bank shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

25.7	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.	CHANGES TO THE OBLIGORS

26.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.9 (“Know your customer” checks), the Company shall ensure that as soon as reasonably practicable and in any event within the timeframe set out in Schedule 3 (Conditions subsequent):

(i)	the Indonesia Target, the Singapore Target and JapanCo shall become an Additional Guarantor; and

(ii)	the Agent has received all of the documents and other evidence listed in Schedule 3 (Conditions subsequent), each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 3 (Conditions subsequent).

26.3	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (c) of Clause 20.31 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE ARRANGER, THE SECURITY AGENT, THE ISSUING BANK AND OTHERS

27.1	Appointment of the Agent and the Security Agent

(a)	Each of the Arranger, the Lenders and the Issuing Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Agent to act as security trustee under and in connection with the Finance Documents in relation to any security interest which is expressed to be or is construed to be governed by Singapore, Malaysian, Hong Kong or any other law from time to time designated by the Security Agent and an Obligor.

(c)	Except as expressly provided in paragraph (b) above, each other Finance Party appoints the Security Agent to act as security agent under and in connection with the Finance Documents.

(d)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(e)	Each other Finance Party authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

27.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.6 (Copy of Transfer Certificate to Company), paragraph (b) above shall not apply to any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes any Administrative Party as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.6	Business with the Group

Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.7	Rights and discretions

(a)	The Agent and the Issuing Bank may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (ii) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent f or the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by HoldCo2 or the Company is made on behalf of and with the consent and knowledge of all the Obligors and the Parent.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 12.2 (Market disruption).

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.8	Responsibility for documentation

No Administrative Party is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Issuing Bank, an Obligor or any other person in or in connection with any Finance Document or the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of any Administrative Party), no Administrative Party will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, the Transaction Security or the Transaction Accounts, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Accounts, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, the Transaction Accounts or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent or the Issuing Bank (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or the Issuing Bank, in respect of any claim it might have against the Agent, the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent or the Issuing Bank may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	Neither the Agent nor the Issuing Bank will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Issuing Bank if the Agent or the Issuing Bank has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Issuing Bank for that purpose. Any payments by an Administrative Party (including as to timing) shall be subject to its account mandate terms.

(d)	Nothing in this Agreement shall oblige any Administrative Party to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Party.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s or the Issuing Bank’s liability, any liability of the Agent or the Issuing Bank arising under or in connection with any Finance Document, the Transaction Accounts or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or the Issuing Bank or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent or the Issuing Bank at any time which increase the amount of that loss. In no event shall the Agent or the Issuing Bank be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent or the Issuing Bank has been advised of the possibility of such loss or damages.

27.11	Lenders’ indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 33.9 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever) but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

27.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Singapore as successor by giving notice to the Lenders and HoldCo2.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and HoldCo2, in which case the Majority Lenders (after consultation with HoldCo2) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with HoldCo2) may appoint a successor Agent (acting through an office in Singapore).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is two weeks before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

27.13	Replacement of the Agent

(a)	After consultation with HoldCo2, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall (at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

27.15	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 35.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 35.2 (Addresses) and paragraph (a)(ii) of Clause 35.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.16	Credit appraisal by the Lenders and the Issuing Bank

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and the Issuing Bank confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender or Issuing Bank has recourse, and the nature and extent of that recourse, against the Parent or any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

27.17	Reference Banks

If a Reference Bank ceases generally to offer quotations for LIBOR, the Agent shall (in consultation with the Company) appoint another bank or financial institution approved by the Majority Lenders to replace that Reference Bank.

27.18	Agent’s management time

Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and expenses) and Clause 27.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

27.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.20	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.	THE SECURITY AGENT

28.1	Trust

(a)	The Security Agent declares that it shall hold the Charged Property on trust for the Secured Parties on the terms contained in this Agreement.

(b)	Each of the parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Transaction Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

28.2	No independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Transaction Security Documents except through the Security Agent.

28.3	Instructions to Security Agent and exercise of discretion

(a)	Subject to paragraphs (d) and (e) below, the Security Agent shall act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that any instruction received by it from the Agent, the Lenders or the Majority Lenders are duly given in accordance with the terms of the Finance Documents.

(b)	The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(c)	Any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, the provisions set out in Clauses 28.5 (Security Agent’s discretions) to 28.19 (Trustee division separate);

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 30.1 (Order of application);

(B)	Clause 30.2 (Prospective liabilities); and

(C)	Clause 30.5 (Permitted Deductions).

(e)	If giving effect to instructions given by the Majority Lenders would (in the Security Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in Clause 39.3 (Other exceptions), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under this Agreement where either:

(i)	it has not received any instructions from the Majority Lenders as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

28.4	Security Agent’s actions

Without prejudice to the provisions of Clause 28.3 (Instructions to Security Agent and exercise of discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

28.5	Security Agent’s discretions

The Security Agent may:

(a)	assume (unless it has received actual notice to the contrary from the Agent) that (i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

(b)	if it receives any instructions or directions to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

(c)	engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, the Parent or an Obligor, upon a certificate signed by or on behalf of that person; and

(e)	refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

28.6	Security Agent’s obligations

The Security Agent shall promptly:

(a)	copy to the Agent the contents of any notice or document received by it from the Parent or any Obligor under any Finance Document;

(b)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party; and

(c)	inform the Agent of the occurrence of any Default or any default by the Parent or an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other Party.

28.7	Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent shall not:

(a)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by the Parent or an Obligor of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	have or be deemed to have any relationship of trust or agency with, the Parent or any Obligor.

28.8	Exclusion of liability

None of the Security Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents, the Charged Property or otherwise, whether in accordance with an instruction from the Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Charged Property; or

(e)	any shortfall which arises on the enforcement or realisation of the Charged Property.

28.9	No proceedings

No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Charged Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.4 (Third Party rights) and the provisions of the Third Parties Act.

28.10	Own responsibility

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Parent, each Obligor and each member of the Group;

(b)	the legality, validity, effectiveness, adequacy and enforceability of any Finance Document, the Charged Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against the Parent or any Party or any of its respective assets under or in connection with any Finance Document, the Charged Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

28.11	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of the Parent or any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)	take, or to require any of the Parent or the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Transaction Security Documents.

28.12	Insurance by Security Agent

(a)	The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within fourteen days after receipt of that request.

28.13	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

28.14	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that the Parent or any of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require the Parent or any Obligor to remedy any defect in its right or title.

28.15	Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

28.16	Business with the Parent and Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with the Parent or any of the Obligors.

28.17	Winding up of trust

If the Security Agent, with the approval of the Majority Lenders, determines that all of the Secured Liabilities and all other liabilities secured by the Transaction Security Documents have been fully and finally discharged and none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents:

(a)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(b)	any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Transaction Security Documents.

28.18	Powers supplemental

The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act, Chapter 337 of Singapore (the “Trustee Act”) and in addition to any which may be vested in the Security Agent by general law or otherwise.

28.19	Trustee division separate

(a)	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

28.20	Disapplication

Section 3A of the Trustee Act shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

28.21	Lenders’ indemnity to the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Security Agent’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document) and the Obligors shall jointly and severally indemnify each Lender against any payment made by it under this Clause 28.21.

28.22	Conflict with the Transaction Security Documents

If there is any conflict between this Agreement and any Transaction Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.

28.23	Security Agent’s management time and additional remuneration

(a)	Any amount payable to the Security Agent under Clause 16.4 (Obligor’s Indemnity to the Security Agent) and Clause 18 (Costs and expenses) shall include the cost of utilising the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Company and the Lenders, and is in addition to any other fee paid or payable to the Security Agent.

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)	the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Company agreeing that it is otherwise appropriate in the circumstances,

the Company shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)

If the Security Agent and the Company fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of Singapore (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the Parties.

29.	CHANGE OF SECURITY AGENT AND DELEGATION

29.1	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its affiliates as successor by giving notice to the Company and the Majority Lenders.

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)	The retiring Security Agent (the “Retiring Security Agent”) shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The Security Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Charged Property to that successor.

(f)	Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 28.17 (Winding up of trust) and under paragraph (d) above) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of Clauses 28 (The Security Agent), 16.4 (Obligor’s Indemnity to the Security Agent) and 28.21 (Lenders’ indemnity to the Security Agent). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Company.

29.2	Delegation

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)	That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub delegate.

29.3	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and each of the Agents of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable Indirect Tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

30.	APPLICATION OF PROCEEDS

30.1	Order of application

(a)	Subject to Clause 30.2 (Prospective liabilities) and paragraph (b) below, all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 30, the “Recoveries”) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 30), in the following order:

(i)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(ii)	in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(iii)	in payment to the Agent for application in accordance with Clause 33.5 (Partial payments);

(iv)	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(v)	the balance, if any, in payment to the relevant Obligor.

(b)	All Individual Cash Cover received or recovered by the Security Agent shall be held by the Security Agent on trust to apply them, to the extent permitted by applicable law (and subject to the provisions of this Clause 30), in the following order:

(i)	to the relevant Lender in respect of which the Individual Cash Cover was provided; and

(ii)	the balance, if any, in accordance with paragraph (a) above.

30.2	Prospective liabilities

Following acceleration the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 30.1 (Order of application) in respect of:

(a)	any sum payable to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

30.3	Investment of proceeds

Prior to the application of the Recoveries in accordance with Clause 30.1 (Order of application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 30.

30.4	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the Security Agent’s Spot Rate of Exchange.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

30.5	Permitted Deductions

The Security Agent shall be entitled, in its discretion:

(a)	to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)	to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

30.6	Good Discharge

(a)	Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

31.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.	SHARING AMONG THE FINANCE PARTIES

32.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.5 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by a Lender in respect of Individual Cash Cover which has been provided pursuant to Clause 8.1 (Illegality in relation to Lender), Clause 8.4 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 8.5 (Mandatory repayment and cancellation of FATCA Protected Lenders).

32.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 33.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5	Exceptions

(a)	This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

33.	PAYMENT MECHANICS

33.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor (subject to Clause 33.10 (Payments to the Security Agent)) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

33.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor), Clause 33.4 (Clawback and pre-funding) and Clause 33.10 (Payments to the Security Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

33.3	Distributions to an Obligor

The Agent and the Security Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent or the Security Agent pays an amount to another Party and it proves to be the case that the Agent or, as the case may be, the Security Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent or the Security Agent has notified the Lenders that it is willing to make available amounts for the account of the Company before receiving funds from the Lenders then if and to the extent that the Agent or, as the case may be, the Security Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Company:

(i)	the Agent or, as the case may be, the Security Agent shall notify the Company of that Lender’s identity and the Company shall on demand refund it to the Agent or, as the case may be, the Security Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Company to whom that sum was made available, shall on demand pay to the Agent or, as the case may be, the Security Agent the amount (as certified by the Agent or, as the case may be, the Security Agent) which will indemnify the Agent or, as the case may be, the Security Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

33.5	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Issuing Bank or the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 6.2 (Claims under the Bank Guarantee) and Clause 6.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders and the Issuing Bank, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.6	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of the Bank Guarantee or Unpaid Sum or a part of the Bank Guarantee or Unpaid Sum shall be made in the currency in which the Bank Guarantee or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

33.9	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.9; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.10	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Transaction Security Document becomes enforceable, the Security Agent may require:

(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

34.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	NOTICES

35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of, HoldCo1, HoldCo2 or the Company, that identified with its name below;

(b)	in the case of each Lender, or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, the Security Agent or the Issuing Bank, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

35.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 35.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

35.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

35.5	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

35.6	Use of websites

(a)	HoldCo2 and the Company may satisfy their obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten Business Days.

35.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.	CALCULATIONS AND CERTIFICATES

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and determinations

Any certification or determination by a Secured Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

37.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

39.	AMENDMENTS AND WAIVERS

39.1	Required consents

(a)	Subject to Clause 39.2 (All Lender matters) and Clause 39.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent (not to be unreasonably withheld) of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 39.

(c)	No amendment or waiver may be made before the date falling ten Business Days after the terms of that amendment or waiver have been notified by the Agent to the Lenders, unless each Lender is a “FATCA Protected Lender”. The Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Company.

(d)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 27.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(e)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 39 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (e), require the consent of all of the Guarantors.

39.2	All Lender matters

An amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Commission or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in the Commitment or the Total Commitments, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(f)	a change to the Obligors other than in accordance with Clause 26 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 9 (Mandatory prepayment and cancellation), Clause 10.8 (Application of prepayments), paragraphs (a), (n) or (o) of Clause 23.34 (Required ISRA Amount), Clause 25 (Changes to the Lenders), this Clause 39, Clause 43 (Governing law) or Clause 44.1 (Jurisdiction of Singapore courts);

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 19 (Guarantee and indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(j)	the release of any guarantee and indemnity granted under Clause 19 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(k)	any amendment to the subordination under the Subordination Agreement; or

(l)	any withdrawal from the Common Cash Cover Account,

shall not be made, or given, without the prior consent of all the Lenders.

39.3	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of an Administrative Party (each in their capacity as such) may not be effected without the consent of that Administrative Party.

(b)

(i)	If the Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Company and the Agent accordingly, that amendment or waiver may, subject to paragraph (ii) below, not be effected without the consent of the Agent or that Lender (as the case may be).

(ii)	The consent of a Lender shall not be required pursuant to paragraph (i) above if that Lender is a FATCA Protected Lender.

(c)	An amendment or waiver which relates to the rights or obligations of an Individual Cash Cover Lender (in its capacity as such) in respect of its Individual Cash Cover may not be effected without the consent of that Individual Cash Cover Lender.

39.4	Deemed consent

If any Lender fails to respond to a request for a consent, waiver or amendment in respect of the following:

(a)	increasing the monetary thresholds or percentage threshold in the definition of Capex Limit;

(b)	increasing the monetary threshold in paragraph (g)(ii) of the definition of Permitted Disposal;

(c)	increasing the permissible percentage of the Capex Limit in paragraph (vii) and (ix) of the definition of Permitted GATE Group Transaction;

(d)	increasing the monetary threshold in paragraph (b) (Capital Expenditure) of Clause 22.2 (Financial condition),

within 15 Business Days (unless HoldCo2 and the Agent agree to a longer time period in relation to any request) of that request being made, the Commitment and/or participation in the Bank Guarantee of that Lender shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage of Total Commitments and/or participations has been obtained to approve that request.

39.5	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 8.1 (Illegality in relation to Lender) or to pay additional amounts pursuant to Clause 15.1 (Increased costs), Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax Indemnity) to any Lender, then the Company may, on 20 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, which is acceptable to the Issuing Bank and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding amounts due to such Lender in respect of that Lender’s participation in the Bank Guarantee including all accrued Commission and/or the Bank Guarantee fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 39.5 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 20 Business Days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under Clause 39.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents;

(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer;

(vi)	Sumitomo Mitsui Banking Corporation may not be replaced as a Lender unless it is also replaced as the Issuing Bank, the Agent and the Security Agent; and

(vii)	the Agent is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to the Replacement Lender.

(c)	A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

39.6	Replacement of Issuing Bank

(a)	If an Obligor becomes obliged to repay any amount in accordance with Clause 8.2 (Illegality in relation to Issuing Bank) or to pay additional amounts pursuant to Clause 15.1 (Increased costs), Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax indemnity) to the Issuing Bank, then the Company may, on 20 Business Days’ prior written notice to the Agent and the Issuing Bank and subject to the Company obtaining the prior approval of the Beneficiary, replace the Issuing Bank by the Company requiring the Issuing Bank to (and, to the extent permitted by law, the Issuing Bank shall) transfer all (and not part only) of its rights and obligations under this Agreement to a bank, financial institution, trust, fund or other entity (a “Replacement Issuing Bank”) selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Issuing Bank for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding fees and other amounts due to the Issuing Bank under the Finance Documents.

(b)	The replacement of the Issuing Bank pursuant to this Clause 39.5 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Issuing Bank shall have any obligation to the Company to find a Replacement Issuing Bank;

(iii)	in no event shall the Issuing Bank replaced under Clause 39.6 be required to pay or surrender to such Replacement Issuing Bank any of the fees received by the Issuing Bank pursuant to the Finance Documents;

(iv)	the Issuing Bank shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once (x) it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer and (y) each Lender is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer;

(v)	Sumitomo Mitsui Banking Corporation may not be replaced as Issuing Bank unless it is also replaced as a Lender and (if requested by Sumitomo Mitsui Banking Corporation in its capacity as the Agent) as the Agent and the Security Agent;

(vi)	the Company shall procure that the Beneficiary agrees to the cancellation of the Bank Guarantee issued by the transferring Issuing Bank, the return to the transferring Issuing Bank of the original Bank Guarantee and the issuance of a replacement Bank Guarantee by the Replacement Issuing Bank; and

(vii)	the Agent is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to the Replacement Issuing Bank.

(c)	The Issuing Bank and each Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

40.	CONFIDENTIALITY

40.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information

Any Finance Party and any of its officers (as defined in the Banking Act) may disclose:

(a)	to any of its Affiliates, Related Funds, branches, representative offices and head office and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 27.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.7 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(e)	to any other person or a class of persons specified in the second column of the Third Schedule to the Banking Act.

This Clause 40 is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with the Company for a higher degree of confidentiality than that prescribed in Section 47 of the Banking Act and in the Third Schedule to the Banking Act.

40.3	Entire agreement

This Clause 40 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40.

40.6	Continuing obligations

The obligations in this Clause 40 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

41.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42.	EXCEPTIONS TO THE APPLICATION OF THE BANK TRANSACTION AGREEMENT

The Agreement on Bank Transactions (Ginko torihiki yakujyosho) separately submitted by any Obligor to any of the Finance Parties or entered into between any Obligor and any of the Finance Parties shall not apply to this Agreement and the transactions contemplated in this Agreement or any other Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

43.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Singapore law.

44.	ENFORCEMENT

44.1	Jurisdiction of Singapore courts

(a)	The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 44.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

44.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Singapore):

(i)	irrevocably appoints HoldCo2 as its agent for service of process in relation to any proceedings before the Singapore courts in connection with any Finance Document (and HoldCo2 by its execution of this Agreement, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

44.3	Consent to Enforcement etc.

Each Obligor irrevocably and generally consents in respect of any proceedings anywhere in connection with any Finance Document to the giving of any relief or the issue of any process in connection with those proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

44.4	Waiver of rights to dispute

The Indonesia Target irrevocably agrees that in any proceedings brought before an Indonesian court in connection with any Finance Document, it will not argue or seek to argue (and it hereby irrevocably waives all rights to argue):

(a)	against the application of the governing law specified in the relevant Finance Document in any matters relating to that Finance Document brought before any such court;

(b)	that any judgment obtained by a Finance Party outside of Indonesia can only be enforced in Indonesia following a re-hearing of the matter in dispute in the Indonesian courts; and

(c)	for relief or protection against (or against the enforcement of) any judgment obtained outside of Indonesia in connection with any Finance Document.

44.5	Validity in Indonesia

To the extent permitted by applicable laws, each Obligor irrevocably agrees and undertakes that it will not (and it will not assist any other person to) in any manner or form challenge the validity of, or raise or file any objection to the transaction as contemplated under the Finance Documents in any court in Indonesia on any basis. For this purpose, each Obligor confirms that it has discussed this provision with its legal advisors.

44.6	Submission to arbitration

Any Finance Party has the option to require that a Dispute shall be resolved by arbitration by submitting a notice to the party or parties with whom the Dispute has arisen. Should a Finance Party give such a notice, the Dispute to which that notice refers shall, as between the Finance Party and the party or parties to which that notice is submitted, be determined in accordance with Clause 45 (Arbitration). Where proceedings are to be commenced by or on behalf of all the Lenders, the decision of the Majority Lenders to opt for arbitration shall bind all the Lenders.

45.	ARBITRATION

Upon the exercise of the option under Clause 44.6 (Submission to arbitration) above, the relevant Dispute shall be resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause and shall be conducted in the English language by three arbitrators who shall be appointed as follows:

(a)	each party shall appoint an arbitrator, and if one party fails to appoint an arbitrator within 30 days of receiving notice of the appointment of an arbitrator by the other party then that arbitrator shall be appointed by the SIAC;

(b)	the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by or on behalf of the parties. If he is not chosen and appointed within 30 days of the date of appointment of the later of the two party -appointed arbitrators to be appointed, he shall be appointed by the SIAC; and

(c)	each arbitrator shall be and remain independent and impartial of each party.

SECTION 13

DISAPPLICATION

46.	DISAPPLICATION

At any time whilst the aggregate amount credited to the Common Cash Cover Account, the Individual Cash Cover Account, the ISRA (HoldCo2) and the ISRA (Company) is equal to or greater than the maximum aggregate amount (actual or contingent) that is or may prior to expiry be at any time payable by the Issuing Bank under the Bank Guarantee at that time, the following Clauses of this Agreement shall not apply:

(a)	Clause 9.3 (Mandatory Prepayment – Disposal, Insurance, Acquisition Proceeds and IPO Proceeds and Excess Cashflow);

(b)	paragraphs (a) and (b) of Clause 22.2 (Financial condition);

(c)	Clause 23.20 (Dividends and share redemption); and

(d)	Clause 23.34 (Required ISRA Amount) other than to the extent of amounts in the ISRA (HoldCo2) or ISRA (Company) taken into account above.

47.	MALAYSIAN STAMP DUTY DECLARATON

It is hereby agreed and declared for the purposes of subsection 4(3) and Item 27 of the First Schedule to the Stamp Act 1949 of Malaysia, that this Agreement, the Malaysian Share Charge and the other Finance Documents are instruments employed in one transaction to secure the Facility of up to USD108,000,000 for principal only and all other Secured Liabilities and for the purposes of the Stamp Act 1949 of Malaysia the Malaysian Share Charge shall be deemed to be the principal instrument and this Agreement and the other Finance Documents shall each be deemed to be a subsidiary instrument.

SECTION 14

CASH COVER

48.	CASH COVER

48.1	Allocation of Cash Cover

(a)	In this Clause:

“Excess” means the amount by which the amount standing to the credit of the Common Cash Cover Account and the Individual Cash Cover Account(s) exceeds the Face Value.

“Face Value” means the maximum aggregate amount (actual or contingent) that is or may prior to expiry be at any time payable by the Issuing Bank under the Bank Guarantee at that time.

“Individual Excess” means the amount by which the amount standing to the credit of the relevant Individual Cash Cover Account exceeds the participation of the relevant Individual Cash Cover Lender in the Bank Guarantee.

(b)	If Individual Cash Cover is provided:

(i)	such Individual Cash Cover shall be deemed to be allocated against the participation of the relevant Individual Cash Cover Lender only;

(ii)	in respect of that Individual Cash Cover Lender, the Issuing Bank shall seek reimbursement from the relevant Individual Cash Cover before making a demand of that Individual Cash Cover Lender under paragraph (c) of Clause 6.2 (Claims under the Bank Guarantee) or paragraph (b) of Clause 6.3 (Indemnities); and

(iii)	any recovery made by the Issuing Bank pursuant to that Individual Cash Cover will reduce that Individual Cash Cover Lender’s liability under paragraph (c) of Clause 6.2 (Claims under the Bank Guarantee) or paragraph (b) of Clause 6.3 (Indemnities) accordingly.

(c)	HoldCo2 irrevocably authorises the Agent and the Issuing Bank to apply amounts credited to an Individual Cash Cover Account to pay amounts due and payable to the relevant Individual Cash Cover Lender under the Finance Documents.

48.2	Release of Common Cash Cover and Individual Cash Cover

(a)	In the event that the aggregate amount standing to the credit of the Common Cash Cover Account and the Individual Cash Cover Account(s) exceeds the Face Value, the Finance Parties agree that, if HoldCo2 so requests, the Excess shall be deposited into the Operating Account (HoldCo2 – USD) provided that:

(i)	no Default is continuing at that time or would result from such transfer; and

(ii)	such Excess shall be deducted:

(A)	first from the Individual Cash Cover Account(s), provided that no such deduction will result in the amount standing to the credit of the relevant Individual Cash Cover Account being less than an amount equal to the participation of the relevant Individual Cash Cover Lender in the Bank Guarantee; and

(B)	thereafter, any balance up to the Excess from the Common Cash Cover Account.

(b)	If an Individual Cash Cover Lender ceases to be a Lender in accordance with this Agreement or that Individual Cash Cover Lender’s participation in the Bank Guarantee is reduced in accordance with this Agreement and if the amount standing to the credit of the relevant Individual Cash Cover Account exceeds that Individual Cash Cover Lender’s participation in the Bank Guarantee, the Individual Cash Cover Lender agrees that, if HoldCo2 so requests, the Individual Excess shall be deposited into the Operating Account (HoldCo2 – USD).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDER

Name of Original Lender	Commitment

SUMITOMO MITSUI BANKING CORPORATION	USD108,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

1.	Original Obligors and the Parent

(a)	A copy of the constitutional documents of each Original Obligor and the Parent.

(b)	A copy of a resolution of the board of directors of each Original Obligor and the Parent:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of each Original Obligor (other than HoldCo2), authorising HoldCo2 to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)	A copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor is a party.

(e)	A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(f)	A certificate of an authorised signatory of the Company or other relevant Original Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(g)	A certificate of the Parent (signed by a director) confirming that securing the Total Commitments would not cause any security or similar limit binding on the Parent to be exceeded.

(h)	A certificate of an authorised signatory of the Parent certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(i)	A certificate of each Original Obligor confirming that its constitutional documents do not entitle the directors to refuse any transfer of its shares pursuant to the Transaction Security and such shares are not subject to any right of lien, pre-emption or other rights which are adverse to the interests of the Finance Parties or the creation or enforcement of the Transaction Security.

2.	Transaction Documents

A copy of each of the Acquisition Documents and the Post-Completion Agreements executed by the parties to those documents.

3.	Finance Documents

(a)	The Subordination Agreement executed by each party to that document.

(b)	This Agreement executed by each party to this Agreement.

(c)	The Fee Letters executed by the Company.

(d)	The Reports Proceeds Letter executed by the Parent.

4.	Transaction Security Documents

(a)	At least two originals of the following Transaction Security Documents executed by the Original Obligors specified below opposite the relevant Transaction Security Document:

Name of Original Obligor	Transaction Security Document
Parent	The Singapore law first ranking charge over the entire issued share capital of HoldCo1

HoldCo1	The Singapore law first ranking charge over the entire issued share capital of HoldCo2

HoldCo1	The Singapore law first ranking fixed and floating charge over the present and future assets of HoldCo1

HoldCo2	The Hong Kong law first ranking charge over the entire issued share capital of the Company

HoldCo2	The Singapore law first ranking fixed and floating charge over the present and future assets of HoldCo2 (including its rights under the Take or Pay Contract, the Technical Support and IPR Master License Agreement, the System License and Support Agreement and the Set-off Agreement)

Company	The Singapore law first ranking fixed and floating charge over the present and future assets of the Company (including its rights under the Acquisition Agreement and the Set-off Agreement)

The Singapore Share Charge.

(b)	A copy of all notices required to be sent under the Transaction Security Documents executed by the Parent and the Original Obligors duly acknowledged by the addressee (including, without limitation, the Vendor acknowledging the Transaction Security over the Acquisition Agreement and each relevant counterparty to the applicable Post-Completion Agreement acknowledging the Transaction Security over the Take or Pay Contract, the Technical Support and IPR Master License Agreement, the System License and Support Agreement and the Set-off Agreement).

(c)	A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the Parent and the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.

(d)	Evidence that HoldCo2 has accepted its appointment as process agent for the Company pursuant to the Singapore Share Charge.

5.	Legal opinions

(a)	A legal opinion or legal opinions of Linklaters Singapore Pte. Ltd., legal advisers to the Agent and the Arranger as to Singapore law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion or legal opinions of Linklaters, legal advisers to the Agent and the Arranger as to Hong Kong law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

6.	Other documents and evidence

(a)	The Group Structure Chart which shows the Group assuming the Closing Date has occurred.

(b)	The Base Case Model.

(c)	The Reports (or, in respect of the Legal Due Diligence Reports if the finalised Legal Due Diligence Reports are not then available, a letter from the relevant provider confirming the status thereof).

(d)	A copy, certified by an authorised signatory of the Company to be a true copy, of the Original Financial Statements.

(e)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified HoldCo2 accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(f)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 13 (Fees), Clause 14.5 (Stamp taxes) and Clause 18 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(g)	The Funds Flow Statement in a form agreed by the Company and the Agent detailing the proposed movement of funds on or before the Closing Date.

(h)	A certificate of the Company (signed by a director) detailing the estimated Acquisition Costs.

(i)	A certificate of the Company (signed by a director) certifying that:

(i)	each of the matters specified in clause 5 (Completion) of the Acquisition Agreement has been satisfied or, with the consent of the Agent, waived (other than in respect of (x) the issuance of the Bank Guarantee and (y) the first instalment payment of USD8,500,000 under clause 4 (Consideration for the Sale Shares) of the Acquisition Agreement which will be paid by the Company on the Closing Date);

(ii)	no Acquisition Document or Post-Completion Agreement has been amended, varied, novated, supplemented, superseded, waived or terminated except with the consent of the Agent;

(iii)	the Company is not aware of any breach of any warranty or any claim under the Acquisition Agreement;

(iv)	all licences required in connection with each Target have been or will be acquired or transferred;

(v)	the Company has available funds of USD10,935,000 that are to be applied in accordance with the Acquisition Agreement.

(j)	Certified copies of the terms and conditions of the bonds issued by GATE and the super senior revolving facility agreement of GATE and any amendments to those documents.

(k)	Confirmation from the Company that:

(i)	there is no termination event or event of default (however described) under any of the financing arrangements of any member of the GATE Group; and

(ii)	the Additional Senior Secured Note was issued in accordance with the Company’s rights and obligations under the relevant financing agreements to which any member of the GATE Group was party and applicable law and no defaults have occurred.

(l)	A copy of the legal opinion from the Company’s legal counsel provided on a non-reliance basis that the issuance of the Additional Senior Secured Note was in accordance with GATE’s rights and obligation under the terms and conditions of the bonds issued by GATE and applicable law and that no defaults have occurred.

(m)	A legal memorandum from Latham & Watkins LLP (appropriately addressed to the Finance Parties) stating, amongst other things, its opinion that:

(i)	the creditors of the financing arrangements of any member of the GATE Group do not have any direct claim against the Parent, any Obligor or any Target;

(ii)	the transactions contemplated by this Agreement and the Bank Guarantee are permitted under such financing arrangements; and

(iii)	the equity claim which the Parent has against HoldCo1, the equity claim which HoldCo1 has against HoldCo2 and the equity claim which HoldCo2 has against the Company is, in each case, subordinated to this Facility.

(n)	Evidence that the Operating Account (HoldCo1 - USD), the Operating Account (HoldCo1 - SGD), the Collection Account, the ISRA (HoldCo2), the Operating Account (HoldCo2 - USD), the Operating Account (HoldCo2 - SGD), the Cash Cover Account, the ISRA (Company) and the Operating Account (Company - USD) have been opened.

(o)	Evidence that the Original Lender has carried out and is satisfied with the results of all “know your customer” or similar checks.

(p)	A copy of the latest draft of the Management Services Agreement.

SCHEDULE 3

CONDITIONS SUBSEQUENT

A.	Conditions subsequent to be delivered within 10 days of the Closing Date

Transaction Security Documents Indonesian Share Pledge

(a)	At least two copies of the Indonesian Share Pledge executed by the Company.

(b)	A copy of all notices required to be sent under the Transaction Security Documents referred to in paragraph (a) above executed by the Company and duly acknowledged by the addressee.

(c)	The original share certificates in respect of the Indonesia Target Shares.

(d)	A copy of the shareholders register of the Indonesia Target annotating the Transaction Security referred to in paragraph (a).

Malaysian Share Charge

(e)	At least three original copies of the Malaysian Share Charge executed by the parties thereto and duly stamped.

(f)	The power of attorney contained in the Malaysian Share Charge registered with the High Court of Malaya.

(g)	The original share certificates in respect of the Malaysia Target Shares.

(h)	The blank share transfer forms (Forms 32A) in respect of the Malaysia Target Shares duly executed by the Company.

(i)	A copy of all the deliverables required to be provided under the Malaysian Share Charge.

2.	Legal opinions

(a)	A legal opinion of Linklaters, legal advisers to the Agent and the Arranger as to Hong Kong law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Widyawan & Partners, legal advisers to the Agent and the Arranger as to Indonesian law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of Wong & Partners, legal advisers to the Agent and the Arranger as to Malaysian law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

B.	Conditions subsequent to be delivered within 30 days of the Closing Date

1.	Indonesia Target and JapanCo

(a)	A copy of the constitutional documents of Indonesia Target and JapanCo including, in relation to JapanCo, a copy of its articles of incorporation (Teikan).

(b)	A copy of a resolution of the board of directors of Indonesia Target and a copy of a resolution of the director of JapanCo in each case:

(i)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Accession Deed and any other Transaction Document to which it is a party;

(ii)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	authorising HoldCo2 to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents including, in relation to JapanCo, a certificate of seal impression (inkan shomeisho) of JapanCo if executed by corporate seal.

(d)	A copy of a resolution signed by all the holders of the issued shares in each of Indonesia Target and JapanCo and or other relevant corporate organ, as may be required under each of Indonesia Target and JapanCo’s articles of association, approving the terms of, and the transactions contemplated by, the Finance Documents to which Indonesia Target and JapanCo is a party.

(e)	A certificate of each of Indonesia Target and JapanCo (signed by a director) confirming that guaranteeing or securing, as appropriate, the Total Commitments would not cause any guarantee, security or similar limit binding on it to be exceeded.

(f)	A certificate of an authorised signatory of each of Indonesia Target and JapanCo certifying that each copy document relating to it specified in this Schedule 4 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

(g)	A certificate of each of Indonesia Target and JapanCo confirming that its constitutional documents do not entitle the directors to refuse any transfer of its shares and such shares are not subject to any right of lien, pre-emption or other rights which are adverse to the interests of the Finance Parties or the creation or enforcement of the Transaction Security.

(h)	In relation to JapanCo, a certified extract of its commercial register (rireki jikou zenbu shoumeisho) and a copy of the shareholder register (kabunushi meibo).

2.	Finance Documents

(a)	The accession to the Subordination Agreement executed by each of Indonesia Target and JapanCo.

(b)	An Accession Deed executed by each Indonesia Target and JapanCo and the Company.

3.	Transaction Security Documents

(a)	At least two originals of the following Transaction Security Documents executed by the Obligor specified below opposite the relevant Transaction Security Document:

Name of relevant Obligor	Transaction Security Document

HoldCo2	The Japanese law first ranking pledge over the entire issued share capital of JapanCo

HoldCo2	The Singapore law first ranking assignment of its rights under the Management Services Agreement

Company	The Hong Kong law first ranking charge over the Operating Account (Company – HKD)

JapanCo	The Japanese law first ranking pledge over the Operating Account (JapanCo)

Indonesia Target	The Indonesian law pledge over bank account of the Indonesia Target with irrevocable power of attorney to manage bank account

The Indonesian law fiducia over inventory of the Indonesia Target

The Indonesian law fiducia over machinery and equipment of the Indonesia Target

The Indonesian law fiducia over receivables of the Indonesia Target

As applicable, the Indonesian law fiducia/mortgage (hak tanggungan) over assets of the Indonesia Target

The Singapore law first ranking assignment of its rights under the Secondment Services Agreement (Indonesia)

(b)	A copy of all notices required to be sent under the Transaction Security Documents executed by the relevant Obligor and duly acknowledged by the addressee.

(c)	A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.

(d)	An original certificate of deposit account.

(e)	An original certificate of fiducia for each fiducia security agreement.

4.	Legal opinions

(a)	A legal opinion or legal opinions of Linklaters Singapore Pte. Ltd., legal advisers to the Agent as to Singapore law.

(b)	A legal opinion of Widyawan & Partners, legal advisers to the Agent as to Indonesian law substantially in the form distributed to the Lenders prior to the signing of the Accession Deed by the Indonesia Target.

(c)	A legal opinion or legal opinions as to Japanese law.

(d)	A legal opinion of Linklaters, legal advisers to the Agent as to Hong Kong law.

5.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

(b)	If available, the latest audited financial statements of the Indonesia Target and JapanCo.

(c)	A copy of the Management Services Agreement executed by each of the parties to it.

(d)	Evidence that the aggregate opening cash balance of the Target as at the Utilisation Date was at least USD20,000,000.

6.	Accounts

Evidence that the Operating Account (Indonesia Target), the Operating Account (JapanCo), the Operating Account (Company—HKD) and the Operating Account (Malaysia Target) have been opened.

7.	Reports

(a)	The reliance letter in respect of the Accountants’ Report.

(b)	The confirmation letter in respect of the addressee of each Legal Due Diligence Report.

(c)	If the final, issued Legal Due Diligence Reports have not been provided as pursuant to Clause 4.1 (Initial conditions precedent), the final, issued Legal Due Diligence Reports substantially in the same form as those provided pursuant to Clause 4.1 (Initial conditions precedent).

C.	Conditions subsequent to be delivered within 40 days of the Closing Date

1.	Singapore Target

(a)	Evidence that the Company and the Singapore Target have performed all actions and taken all steps necessary to comply with and complete the financial assistance whitewash procedure pursuant to Section 76(9B) of the Companies Act, Ch. 50 of Singapore for the purpose of granting the Transaction Security to be provided by the Singapore Target and the execution of an Accession Deed by the Singapore Target.

(b)	A copy of the constitutional documents of Singapore Target.

(c)	A copy of a resolution of the board of directors of Singapore Target:

(i)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is a party;

(ii)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	authorising HoldCo2 to act as its agent in connection with the Finance Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above in relation to the Finance Documents and related documents.

(e)	A copy of a resolution signed by all the holders of the issued shares in the Singapore Target approving the terms of, and the transactions contemplated by, the Finance Documents to which the Singapore Target is a party.

(f)	A certificate of the Singapore Target (signed by a director) confirming that guaranteeing or securing, as appropriate, the Total Commitments would not cause any guarantee, security or similar limit binding on it to be exceeded.

(g)	A certificate of an authorised signatory of the Singapore Target certifying that each copy document relating to it specified in this Schedule 4 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

(h)	A certificate of Singapore Target confirming that its constitutional documents do not entitle the directors to refuse any transfer of its shares and such shares are not subject to any right of lien, pre- emption or other rights which are adverse to the interests of the Finance Parties or the creation or enforcement of the Transaction Security.

2.	Finance Documents

(a)	The accession to the Subordination Agreement executed by the Singapore Target.

(b)	An Accession Deed executed by the Singapore Target and the Company.

3.	Transaction Security Documents

At least two originals of the following Transaction Security Document executed by the Singapore Target:

Singapore Target	Transaction Security Document
Singapore Target	The Singapore law first ranking fixed and floating charge over the present and future assets of the Singapore Target

(a)	A copy of all notices required to be sent under the Transaction Security Document executed by the Singapore Target and, if required by the terms of the Transaction Security Document, duly acknowledged by the addressee.

(b)	A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the Singapore Target in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.

4.	Legal opinions

A legal opinion of Linklaters Singapore Pte. Ltd., legal advisers to the Agent as to Singapore law substantially in the form distributed to the Lenders prior to the signing of the Accession Deed by the Singapore Target.

5.	Other documents and evidence

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

6.	Accounts

Evidence that the Operating Account (Singapore Target) has been opened.

7.	Indonesian reporting requirements

Evidence of completion of the reporting requirements to Bank Indonesia, the Minister of Finance and PKLN Team (as applicable) of the Indonesia Target’s guarantee under this Agreement.

D.	Conditions subsequent to be delivered within 50 days of the Closing Date

1.	Transaction Security Documents

At least two originals of the following Transaction Security Documents executed by the Singapore Target:

Singapore Target	Transaction Security Document
Singapore Target	The Singapore law mortgage of its Real Property

(a)	A copy of all notices required to be sent under the Transaction Security Document executed by the Singapore Target and, if required by the terms of the Transaction Security Document, duly acknowledged by the addressee.

(b)	A copy of all documents of title to be provided under the Transaction Security Documents.

2.	Legal opinions

A legal opinion as to Singapore law in respect of the Transaction Security Document referred to above.

E.	Conditions subsequent to be delivered within 90 days of the Closing Date

(a)	A copy of the Sales Support Agreement executed by each of the parties to it.

(b)	Transaction Security (and related legal opinions) in respect of the Sales Support Agreement.

SCHEDULE 4

UTILISATION REQUEST

From:	UTAC Manufacturing Services Limited

To:	Sumitomo Mitsui Banking Corporation as Agent

Dated:

Dear Sirs

UTAC Manufacturing Services Limited – USD108,000,000 Bank Guarantee Facility Agreement

dated [            ] June 2014 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for the Bank Guarantee to be issued by the Issuing Bank on the following terms:

(a) Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(b) Amount:	[ ] or, if less, the Available Facility

3.	Our delivery instructions are: [ ]

4.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

5.	This Utilisation Request is irrevocable.

Yours faithfully,

authorised signatory for
UTAC Manufacturing Services Limited

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To: Sumitomo Mitsui Banking Corporation as Agent and Sumitomo Mitsui Banking Corporation as Security Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

UTAC Manufacturing Services Limited – USD108,000,000 Bank Guarantee Facility Agreement dated [            ] June 2014 (the “Facility Agreement”)

1.	We refer to Clause 25.5 (Procedure for transfer) of the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 25.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Bank Guarantee under the Facility Agreement as specified in the Schedule.

3.	The proposed Transfer Date is [ ].

4.	The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

5.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders); and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

6.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 25.1 (Transfers by the Lenders).

7.	The Existing Lender instructs the Security Agent that from the Transfer Date, the Security Agent shall hold the Japanese collateral assets or any other documents evidencing the Japanese collateral, including but not limited to the share certificates, for the benefit of [the Existing Lender and] the New Lender.

8.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.	This Transfer Certificate and all non-contractual obligations arising from or in connection with this Transfer Certificate are governed by Singapore law.

10.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred, and other particulars

Commitment/participation(s) transferred

Drawn Bank Guarantee(s) participation(s) amount(s):	[ ]

Commitment amount:	[ ]

Administration particulars:

New Lender’s receiving account:	[ ]

Address:	[ ]

Telephone:	[ ]

Facsimile:	[ ]

Attn/Ref:	[ ]

[the Existing Lender]	[the New Lender]

By:	By:

This Transfer Certificate is executed by the Agent and the Transfer Date is confirmed as [                    ].

Sumitomo Mitsui Banking Corporation

By:

SCHEDULE 6

FORM OF ACCESSION DEED

To:	Sumitomo Mitsui Banking Corporation as Agent

From:	[Subsidiary] and UTAC Manufacturing Services Limited

Dated:

Dear Sirs

UTAC Manufacturing Services Limited – USD108,000,000 Bank Guarantee Facility Agreement dated [            ] June 2014 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement and the other Finance Documents as an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors) of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3.	[Subsidiary’s] administrative details for the purposes of the Facility Agreement are as follows:

Address:

Fax No.:

Attention:

4.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by Singapore law.

5.	[This Accession Deed shall be executed by the parties both in the Indonesian and English languages to comply with Law No. 24. The parties further agree that in the event of any inconsistency between the Indonesian and English language versions of this Accession Deed, the English language version shall prevail to the fullest extent permitted by Law and the Indonesian version will be amended accordingly.
6.	Each party agrees that no claim, challenge or proceeding shall be brought against the other party on the basis of non-compliance with Law No. 24.]*

*	To be Included only for an entity incorporated in Indonesia.

THIS ACCESSION DEED has been signed on behalf of the Company and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED AS A DEED	)
By [Subsidiary]	)

Director

Director/Secretary

OR

[EXECUTED AS A DEED	)
By [Subsidiary]	)

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

OR

THE COMMON SEAL of	[Common seal of Subsidiary]

[Subsidiary]

has been affixed

in the presence of:

[Signature of Director]

Director

[Signature of Director/Secretary]

[Director/Secretary]]

OR

[SIGNED, SEALED and DELIVERED by [name of attorney]	[Signature of Attorney]
as attorney for and on behalf of
[Subsidiary]
in the presence of:
[Signature of witness]
The Company

UTAC Manufacturing Services Limited
By:

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	Sumitomo Mitsui Banking Corporation as Agent

From:	UTAC Manufacturing Services Pte. Ltd.

Dated:

Dear Sirs

UTAC Manufacturing Services Limited – USD108,000,000 Bank Guarantee Facility Agreement dated [            ] June 2014 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a [revised*] Compliance Certificate [given under Clause 22.4 (Equity cure)*]. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[Insert details of covenants to be certified].

3.	[We confirm that no Default is continuing.]**

Signed

	Director of UTAC Manufacturing Services Pte. Ltd.	Director of UTAC Manufacturing Services Pte. Ltd.

[insert applicable certification language]

for and on behalf of
[name of Auditors of the Company]***

NOTES:

*	Include this wording where the Company has made an election under Clause 22.4 (Equity cure) in the 20 Business Day period after delivery of the original Compliance Certificate and is now delivering a revised Compliance Certificate.
**	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
***	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the Auditors.

SCHEDULE 8

FORM OF THE BANK GUARANTEE

To:	PANASONIC CORPORATION
1006, Oaza Kadoma, Kadoma-shi, Osaka 571-8501, Japan

Attention:	Yoshio Ito, Senior Managing Executive Officer

Date:	[—] June 2014

Dear Sirs,

1.	IN CONSIDERATION of:

(a)	you agreeing to transfer the shares of Panasonic Automotive & Industrial Systems Semiconductor Singapore Pte. Ltd., Panasonic Industrial Devices Semiconductor (M) Sdn. Bhd. and PT. Panasonic Industrial Devices Indonesia for a total consideration of USD96,500,000 pursuant to the terms of a share purchase agreement dated 4 February 2014 and entered into between (i) you and (ii) UTAC Manufacturing Services Limited (the “Purchaser”) (as the same may be amended from time to time, the “Share Purchase Agreement”); and

(b)	you agreeing to provide services and licences to the Purchaser or its Related Corporation pursuant to the Related Agreements for a total consideration of USD20,000,000,

we, Sumitomo Mitsui Banking Corporation (the “Issuing Bank”) hereby irrevocably and unconditionally guarantee as primary obligor the due and punctual payment by the Purchaser to you of the following aggregate instalment payments due pursuant to the Share Purchase Agreement and the Purchaser Guarantee at the following times:

(a)	on 17 March 2015 or the second SPA Business Day after 15 March 2015, which ever the later, USD12,000,000;

(b)	on 17 March 2016 or the second SPA Business Day after 15 March 2016, which ever the later, USD24,000,000;

(c)	on 17 March 2017 or the second SPA Business Day after 15 March 2017, which ever the later, USD24,000,000;

(d)	on 17 March 2018 or the second SPA Business Day after 15 March 2018, which ever the later, USD24,000,000; and

(e)	on 17 March 2019 or the second SPA Business Day after 15 March 2019, which ever the later (the “Last Instalment Payment Date”), USD24,000,000,

and if the Purchaser fails to pay such instalment payment or any part thereof on the date referred to above, we will pay to you the amount due within seven Business Days of receipt by us of a written demand from you substantially in the form attached hereto (a “Demand”). Provided always that the total amount payable by us under this Guarantee shall (i) not exceed USD108,000,000 (the “Guaranteed Amount”) and our payment of any unpaid instalment payment shall be made in accordance with the time-table specified above, regardless of your revocation of the agreement to receive the Total Consideration by instalment and (ii) reduce automatically and correspondingly as each instalment payment is paid by the Purchaser (or on its behalf) or the Total Consideration is reduced pursuant to the price adjustment provision and set-off/netting provision under the Share Purchase Agreement, the Related Agreements, or the Purchaser Guarantee (as applicable).

Except where the context otherwise requires or unless the terms of this Guarantee provide otherwise, words and expressions defined in the Share Purchase Agreement or the Facility Agreement as at the date hereof shall have the same meaning when used or referred to in this Guarantee.

2.	Any certificate given by you in a Demand as to the unpaid instalment payment amount shall, in the absence of manifest error, be final and conclusive and shall be binding upon us.

3.	Multiple Demands may be made under this Guarantee, subject to the aggregate limit of the Demands not exceeding the Guaranteed Amount. Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

SUMITOMO MITSUI BANKING CORPORATION

Address:	3 Temasek Avenue, #06-01 Centennial Tower, Singapore 039190

Attn:	Investment Banking Department, Asia Credit Portfolio Management - Agency Ms. Lo Kah Nian / Jessica
Fax No.:	(65) 6883 0335

cc:	Credit Administration Department
Attn:	Veronica Lee / Nancy Chew / Kelly Woon
Fax No.:	(65) 6882 0023

4.	Subject to the terms of this Guarantee and provided that we receive the relevant Demand no later than 5:00p.m. (Singapore time) on a Business Day and such Business Day is on or before the Expiry Date (as defined below) with a copy of the Demand provided to the Purchaser, we will pay you the amount demanded in that Demand within seven Business Days of receipt by us of the relevant Demand.

5.	This Guarantee is effective from the date hereof and will expire (such date, the “Expiry Date”) on the earlier of:

(a)	the Last Instalment Payment Date; and

(b)	the date on which the Seller, the relevant Local Sellers and any Related Corporation of the Seller have received the whole of the Total Consideration.

6.	In addition this Guarantee will be automatically cancelled if any of the following events occur:

(a)	the Take or Pay Contract is terminated;

(b)	a member of the Panasonic Group takes any formal action, legal proceedings or other procedures or steps to terminate, cancel or repudiate any of the Post-Completion Agreements or any material obligation thereunder;

(c)	any other event occurs or circumstance exists which causes any of the Post-Completion Agreements or any material obligation thereunder not to be in full force and effect (including where any such obligation ceases (other than as a result of full performance) to be a valid and binding obligation or becomes void, illegal or unenforceable, or is required by law to be terminated);

(d)	a member of the Panasonic Group is in breach of a Post-Completion Agreement or an Obligor or a member of the Group gives a notice of default (howsoever described) and such breach is not cured within the applicable grace period under the relevant Post-Completion Agreement;

(e)	a member of the Panasonic Group ceases (by transfer, assignment or otherwise) to be a counterparty of any Post-Completion Agreement other than in a case where the transferee or the assignee of the Post-Completion Agreements is a 100% subsidiary (directly or indirectly) of Panasonic Corporation in which case such transferee or assignee will be considered to be part of the Panasonic Group thereafter; and

(f)	we become aware that it is unlawful in any jurisdiction for us to perform any of our obligations under a Finance Document or to have outstanding or fund or maintain the Guarantee and we have given notice thereof to the Agent in accordance with Clause 8.2 (Illegality in relation to Issuing Bank) of the Facility Agreement.

In this document:

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, Singapore, Hong Kong and Tokyo.

“Facility Agreement” means guarantee facility agreement dated [2 June] 2014 and entered into between, amongst others, the Purchaser and the Issuing Bank.

“Holdco 2” means UTAC Manufacturing Services Pte. Ltd.

“Panasonic Group” means Panasonic Corporation and its Related Corporations from time to time.

“Post-Completion Agreements” means the Take or Pay Contract and Related Agreements.

“Purchaser Guarantee” means a guarantee dated [—] 2014 and entered into between Panasonic Corporation and the Purchaser whereby the Purchaser guarantees the payments of HoldCo2, Panasonic Industrial Devices Semiconductor (M) Sdn. Bhd. and PT. Panasonic Industrial Devices Indonesia under the Related Agreements.

“Related Agreements” has the meaning given to that term in Clause 5.4 (Related Agreements) of the Share Purchase Agreement.

“Related Corporations” means a company or other legal entity which:

(a)	is controlled by Panasonic Corporation or Holdco 2 (as applicable);

(b)	controls Panasonic Corporation or Holdco 2 (as applicable); or

(c)	is under common control with Panasonic Corporation or the Holdco 2 (as applicable).

For the purpose of this definition, “control” means that more than fifty per cent. of the shares or ownership interest representing the voting right for the election of directors or persons performing similar functions for such a corporation, company or entity are owned or controlled, directly or indirectly, by the controlling entity. Such corporation, company or entity shall be deemed to be Related Corporations so long as such ownership or control exists.

“SPA Business Day” means the Business Day as defined in the Share Purchase Agreement.

“Take or Pay Contract” means the contract manufacturing agreement dated [30] May 2014 and entered into between Panasonic Corporation and Holdco 2.

“Total Consideration” means the aggregate consideration payable by the Purchaser pursuant to the Share Purchase Agreement and the Purchaser Guarantee, being USD116,500,000.

7.	On the Expiry Date or upon the occurrence of any of the cancellation events listed in paragraph 6 above, our obligations under this Guarantee will cease with no further liability on the part of us except for any Demand validly presented under this Guarantee that remains unpaid.

8.	You shall be at liberty at all times and without prejudice to this Guarantee and without discharging or in any way affecting your rights against us hereunder at any time to grant time or other indulgence to the Purchaser.

9.	The illegality, invalidity or unenforceability of any provision of this Guarantee under the laws of any jurisdiction shall not affect the legality, validity or enforceability of such provision under the laws of any other jurisdiction nor the legality, validity or enforceability of any other provision.

10.	A person who is not a party to this Guarantee shall have no right under the Contracts (Rights of Third Parties) Act (Cap 53B) to enforce or to enjoy the benefit of any term of this Guarantee. Notwithstanding any term of this Guarantee, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Guarantee.

11.	This Guarantee shall enure to your benefit and the benefit of your successors in title and permitted assigns and transferees. You may at any time, without our consent but with 10 Business Days’ prior notice to us, assign and/or transfer all (but not part) of your rights, benefits and obligations under this Guarantee to a subsidiary in which you own directly or indirectly 100% of all classes of the issued share capital provided that all your rights, benefits and obligations under the Share Purchase Agreement, Related Agreements and the Purchaser Guarantee is assigned and/or transferred at the same time. Save as aforesaid, you may not, without our prior written consent (such consent not to be unreasonably withheld), assign or transfer any of your rights, benefits and/or obligations hereunder to any person. We shall not in any way assign or transfer any of our rights, benefits or obligations under this Guarantee to any person except with your prior written consent (such consent not to be unreasonably withheld).

12.	This Guarantee shall be governed by and construed in accordance with Singapore law.

IN WITNESS WHEREOF we have caused this Guarantee to be executed and delivered by our Attorney the day and year above written.

SIGNED, SEALED and DELIVERED	)

by SUMITOMO MITSUI BANKING CORPORATION	)

in the presence of:

SCHEDULE

FORM OF DEMAND

To:	SUMITOMO MITSUI BANKING CORPORATION

Cc:	UTAC MANUFACTURING SERVICES LIMITED

[Date]

Dears Sirs

Guarantee dated [—] issued in favour of PANASONIC CORPORATION (the “Guarantee”)

We refer to the Guarantee. Terms defined in the Guarantee have the same meaning when used in this Demand.

1.	We certify that the sum of USD[ ] is due and has remained unpaid [for at least [ ] days] under [the Share Purchase Agreement and/or the Purchaser Guarantee]. We attach hereto [a copy of the demand we have delivered to the Purchaser / the attached document(s) as evidence(s) of non-payment]. We therefore demand payment of the sum of USD[ ].

2.	Payment should be made to the following account:

Name:	[ ]

Account Number:	[ ]

Bank:	[ ]

3.	The date of this Demand is not later than the Expiry Date. Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For PANASONIC CORPORATION

SCHEDULE 9

AGREED SECURITY PRINCIPLES

(A)	Considerations

In determining what Security will be provided in support of the Facility the following matters will be taken into account. Security shall not be created or perfected to the extent that it would:

(a)	result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b)	result in a significant risk to the officers of the relevant grantor of Security of contravention of their fiduciary duties and/or of civil or criminal liability; or

(c)	result in costs that, in the opinion of the Agent (acting reasonably), are disproportionate to the benefit obtained by the beneficiaries of that Security.

For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

(B)	Obligations to be Secured

1.	Subject to (A) (Considerations) and to paragraph 2 below, the obligations to be secured are the Secured Liabilities. The Security is to be granted in favour of the Security Agent on behalf of each Secured Party.

2.	The secured obligations will be limited:

2.1	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

2.2	to avoid any risk to officers of the relevant member of the Group that is granting Transaction Security of contravention of their fiduciary duties and/or civil or criminal or personal liability.

(C)	General

Where appropriate, defined terms in the Transaction Security Documents should mirror those in this Agreement.

The parties to this Agreement agree to negotiate the form of each Transaction Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to first drawdown under this Agreement (or immediately thereafter) is in a finally agreed form as soon as reasonably practicable after the date of this Agreement. The form of guarantee is set out in Clause 19 (Guarantee and indemnity) of this Agreement and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

The Security shall, to the extent possible under local law, be enforceable on the occurrence of an Event of Default in respect of which notice has been served by the Agent in accordance with Clause 24.20 (Acceleration).

(D)	Undertakings/Representations and Warranties

Any representations, warranties or undertakings which are required to be included in any Transaction Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in this Agreement (save to the extent that Secured Parties’ local counsel deem it necessary to include any further provisions (or deviate from those contained in this Agreement) solely in order to protect or preserve the Security granted to the Secured Parties).

SIGNATURES

HOLDCO2

UTAC MANUFACTURING SERVICES PTE. LTD.

By:	/s/ Jeffery Tan

Address:	22 Ang Mo Kio Industrial Park 2, Singapore 569506

Fax:	(65) 6551 1521

Attention:	General Counsel

THE COMPANY

UTAC MANUFACTURING SERVICES LIMITED

By:	/s/ William John Nelson

Address:	22 Ang Mo Kio Industrial Park 2, Singapore 569506

Fax:	(65) 6551 1521

Attention:	General Counsel

THE ORIGINAL GUARANTORS

UTAC MANUFACTURING SERVICES HOLDINGS PTE. LTD.

By:	/s/ Jeffery Tan

Address:	22 Ang Mo Kio Industrial Park 2, Singapore 569506

Fax:	(65) 6551 1521

Attention:	General Counsel

UTAC MANUFACTURING SERVICES PTE. LTD.

By:	/s/ Jeffery Tan

Address:	22 Ang Mo Kio Industrial Park 2, Singapore 569506

Fax:	(65) 6551 1521

Attention:	General Counsel

THE ARRANGER

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Akihiko Okuma
Akihiko Okuma General Manager Investment Banking Asia

THE AGENT

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Akihiko Okuma
Akihiko Okuma General Manager Investment Banking Asia

Address:	3 Temasek Avenue, #06-01 Centennial Tower, Singapore 039190

Fax:	(65) 6883 0335

Attention:	Lo Kah Nian / Jessica Goh

THE SECURITY AGENT

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Akihiko Okuma
Akihiko Okuma General Manager Investment Banking Asia

Address:	3 Temasek Avenue, #06-01 Centennial Tower, Singapore 039190

Fax:	(65) 6883 0335

Attention:	Lo Kah Nian / Jessica Goh

THE ISSUING BANK

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Akihiko Okuma
Akihiko Okuma General Manager Investment Banking Asia

Address:	3 Temasek Avenue, #06-01 Centennial Tower, Singapore 039190

Fax:	(65) 6883 0335

Attention:	Investment Banking Department, Asia Credit Portfolio Management – Agency Ms. Lo Kah Nian / Jessica Goh

cc:	Credit Administration Department

Fax:	(65) 6882 0023

Attention:	Nancy Chew / Kelly Woon / Veronica Lee

THE ORIGINAL LENDER

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Akihiko Okuma Akihiko Okuma General Manager Investment Banking Asia